As filed with the Securities and Exchange Commission on September __, 2000.
                                                             File No.:__________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------
                                    FORM S-4
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                               -------------------
                        MEDICAL TECHNOLOGY VENTURES, INC.
             (Exact name of Registrant as specified in its charter)

         DELAWARE                              2834                         65-0082053
(State or other jurisdiction       (Primary standard industrial        (I.R.S. Employer
 of incorporation or organization) classification code number)         Identification Number)

                             EDWARD G. GREGER, M.D.
                      CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                        MEDICAL TECHNOLOGY VENTURES, INC.
                              1133 WEST OCEAN DRIVE
                                P.O. BOX 510-099
                         KEY COLONY BEACH, FL 33051-0099
                                 (305) 743-4334
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                              --------------------
                             EDWARD G. GREGER, M.D.
                      CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                        MEDICAL TECHNOLOGY VENTURES, INC.
                              1133 WEST OCEAN DRIVE
                                P.O. BOX 510-099
                         KEY COLONY BEACH, FL 33051-0099
                                 (305) 743-4334
      (Insert Name, address, zip and telephone number of agent for service)

                              ---------------------
                                   COPIES TO:
                           GERALD W. GRITTER, ESQUIRE
                       ENGLISH, MCCAUGHAN & O'BRYAN, P.A.
                        100 N.E. THIRD AVENUE, SUITE 1100
                          FT. LAUDERDALE, FLORIDA 33301
                                 (954) 462-3300

                              ---------------------

APPROPRIATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon the effective time of the merger of Hemokinetics with and into the Registrant pursuant to terms of the Merger Agreement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                              ---------------------
                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
Title of Each Class of Securities    Amount to be    Proposed Maximum Offering    Proposed Maximum Aggregate       Amount of
        to be Registered              Registered         Price Per Unit                Offering Price          Registration Fee(1)
----------------------------------------------------------------------------------------------------------------------------------
$.001 Par Value Common Stock           254,795              $.0171                       $4,367                       $1
==================================================================================================================================

(1) PURSUANT TO RULE 457(F)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRATION FEE HAS BEEN ESTIMATED BASED ON THE BOOK VALUE OF THE SECURITIES TO BE RECEIVED BY THE REGISTRANT IN EXCHANGE FOR THE SECURITIES TO BE ISSUED HEREUNDER IN THE MERGER DESCRIBED HEREIN.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

[Red Herring]
         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

[Red Herring]

                               HEMOKINETICS, INC.
                              1133 WEST OCEAN DRIVE
                                 P.O BOX 510-099
                         KEY COLONY BEACH, FL 33051-0099

                                                        September __, 2000

Dear Hemokinetics Shareholder:

         The Board of Directors of Hemokinetics, Inc. ("Hemo") has approved a merger ("Merger") in which Hemo will be merged with and into Medical Technology Ventures, Inc., a Delaware corporation ("MTV"). MTV has developed a methodology which it believes can radically improve the diagnosis and treatment of hormonal related cancers, such as breast cancer and prostrate cancer, as well as lung cancer and Acquired Immune Deficiency Syndrome (AIDS).

         If the Merger is approved, each five and fourteen hundred fourteen ten thousandth (5.1414) shares of your Hemo common stock will be exchanged for one
(1) share of MTV common stock. The Merger will turn your Hemo shares into shares of MTV, a company that has developed promising research to diagnose and treat cancer. The combined company will benefit from MTV's research and Hemo's large shareholder base. If the Merger is consummated, MTV intends to have its stock traded on the OTC Bulletin Board.

         The Merger cannot be completed without the approval of Hemo's shareholders. We have scheduled a special meeting for our shareholders to vote on the Merger. YOUR VOTE IS IMPORTANT!

         The date, time and place of the special meeting are:

         September 29, 2000, 2 p.m.
         English, McCaughan & O'Bryan, P.A.
         100 N.E. Third Avenue, Suite 1100
         Fort Lauderdale, FL 33301

         Whether or not you plan to attend the special meeting, please vote by completing the enclosed proxy card and mailing it to us. If you fail to return your card, you will in effect vote against the Merger.

         I strongly support the Merger of Hemo and MTV and strongly recommend that you vote in favor of the Merger. The Proxy Statement/Prospectus provides detailed information about the proposed Merger. You should read it carefully.

                                  Very truly yours,



                                  -------------------------------------
                                  Dr. Edward Greger, M.D.,
                                  Chief Executive Officer, and Chairman



September ___, 2000
Key Colony Beach, FL

                               HEMOKINETICS, INC.
                              1133 WEST OCEAN DRIVE
                                P.O. BOX 510-099
                      KEY COLONY BEACH, FLORIDA 33051-0099

                               ------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 29, 2000
                            FORT LAUDERDALE, FL 33311

                               ------------------

TO:      THE SHAREHOLDERS OF HEMOKINETICS, INC.

         A special meeting ("Special Meeting") of the shareholders of Hemokinetics, Inc., a District of Columbia corporation ("Hemo"), will be held at 2:00 p.m. local time, on September 29, 2000, at the offices of English, McCaughan & O'Bryan, P.A., 100 North East Third Avenue, Suite 1100, Fort Lauderdale, Florida 33301 to consider and take action on the following proposals:

         1. PROPOSED MERGER. Your vote on the agreement describing the proposed merger of Hemo with and into Medical Technology Ventures, Inc., a Delaware corporation ("MTV") is important. If the Merger is approved, Hemo will be merged with and into MTV and its separate corporate existence will cease at the time of the Merger. Shareholders of Hemo will receive one share of MTV's common stock for each five and fourteen hundred fourteen ten thousandth (5.1414) shares of Hemo common stock. The Merger Agreement, which describes the terms of the Merger in greater detail is attached to this Proxy Statement/Prospectus as Exhibit A.

         2. OTHER MATTERS. Other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

         Shareholders of record as of August 31, 2000 will be entitled to vote at the Special Meeting. Details of the proposed transaction and other important information concerning Hemokinetics and MTV are more fully described in the accompanying Proxy Statement/Prospectus. Please give this material your careful attention.

         You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. Any shareholder attending the Special Meeting may vote in person even if he or she has returned a proxy.

                                     By Order of the Board of Directors:


                                     -----------------------------------
                                     Dr. Edward G. Greger, M.D.,
                                     Chief Executive Officer and Chairman

September __, 2000
Key Colony Beach, FL

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD WHICH IS BEING SOLICITED ON BEHALF OF THE HEMOKINETICS BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER ___, 2000

                           PROXY STATEMENT/PROSPECTUS

                               ------------------

                      PROXY STATEMENT OF HEMOKINETICS, INC.
                                       FOR
                         SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 29, 2000

                               ------------------

                 PROSPECTUS OF MEDICAL TECHNOLOGY VENTURES, INC.
              FOR SHARES OF COMMON STOCK TO BE ISSUED IN THE MERGER

                               ------------------



         This Proxy Statement/Prospectus is being furnished to holders of Common Stock of Hemokinetics, Inc., a District of Columbia corporation ("Hemo"), in connection with the solicitation of proxies by the Board of Directors of Hemo for use at the Special Meeting of Shareholders of Hemo to be held at the offices of English, McCaughan & O'Bryan , PA ("EMO"), 100 North East Third Avenue, Suite 1100, Ft. Lauderdale, Florida 33301on September 29, 2000 beginning at 2:00 p.m., local time, and at any and all adjournments or postponements thereof.

         This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Hemo with and into Medical Technology Ventures, Inc., a Delaware corporation ("MTV") pursuant to a Merger Agreement dated September __, 2000 between Hemo and MTV (the "Merger Agreement").

 If the Merger is approved, Hemo will be merged with and into MTV and the separate corporate existence of Hemo will cease. Each five and fourteen hundred fourteen ten thousandth (5.1414) outstanding shares of Hemo common stock will be converted into the right to receive one (1) share of MTV common stock.

         This Proxy Statement/Prospectus also constitutes the Prospectus of MTV with respect to an aggregate of approximately 254,795 shares of its $.001 par value common stock to be issued in connection with the Merger (the "Merger Shares"). Immediately after the consummation of the Merger, the Merger Shares will represent an aggregate of approximately 10% of the outstanding shares of MTV common stock after the Merger. MTV plans to list its common stock on the OTC Bulletin Board upon the closing of the Merger.

         FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 10.

         This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of Hemo on or about September __ 2000. A shareholder of Hemo who has given a proxy may revoke it at any time prior to its exercise. See "The Special Meeting."

THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Proxy Statement/Prospectus is September__, 2000.



                                                 TABLE OF CONTENTS

                                                                                                               PAGE

SUMMARY  .........................................................................................................9

RECOMMENDATIONS OF THE HEMO BOARD AND THE MTV BOARD..............................................................10

SPECIAL MEETING .................................................................................................10

RISK FACTORS.....................................................................................................10

THE PROPOSED MERGER..............................................................................................13

MANAGEMENT AND OPERATIONS AFTER THE MERGER.......................................................................19

PRO FORMA FINANCIAL STATEMENTS - MTV AFTER THE MERGER............................................................19

INFORMATION CONCERNING THE HEMO MEETING .........................................................................24

INFORMATION ABOUT HEMO...........................................................................................25

PRINCIPAL SHAREHOLDERS...........................................................................................27

MANAGEMENT'S PLAN OF OPERATIONS..................................................................................27

INFORMATION ABOUT MTV............................................................................................28

MANAGEMENT OF MTV................................................................................................32

PRINCIPAL SHAREHOLDERS...........................................................................................33

MANAGEMENT'S PLAN OF OPERATIONS..................................................................................34

DESCRIPTION OF MTV'S CAPITAL STOCK...............................................................................36

APPRAISAL RIGHTS.................................................................................................37

OTHER MATTERS....................................................................................................38

LEGAL MATTERS....................................................................................................39

EXPERTS  ........................................................................................................39

                                        7






INDEPENDENT ACCOUNTANTS..........................................................................................39

INDEX TO FINANCIAL STATEMENTS....................................................................................40

EXHIBIT A........................................................................................................62
         AGREEMENT AND PLAN OF MERGER

EXHIBIT B........................................................................................................75
         OPINION OF ENGLISH, MCCAUGHAN & O'BRYAN, P.A.

EXHIBIT C........................................................................................................76
         SECTION 29-373 OF THE DISTRICT OF COLUMBIA BUSINESS
                  CORPORATION ACT

EXHIBIT D........................................................................................................77
         "FORM OF PROXY" [To be included in amended filing]

PART II

         INFORMATION NOT REQUIRED IN PROSPECTUS..................................................................78

SIGNATURES.......................................................................................................80



                                     SUMMARY

         This summary may not contain all the information that is important to you. For a more complete understanding of the Merger, you should read the entire document carefully.

HEMO

          Since its formation in September 1980, Hemo has completed development of two products: the Caltrac, a devise for measuring in calories a person's use of energy, and Tritrac, an ergometer, a devise for measuring the work performed by a group of muscles. All of Hemo's revenues have been derived from sales of these products. Pursuant to an acquisition agreement with MTV in April 1997, Hemo assigned all of its rights and interest in Caltrac and TriTrac to Reining International, Ltd. ("RIL") in satisfaction of all sums owed to RIL. Accordingly, since the sale of its working assets in April 1997, Hemo has had virtually no operations.

         Hemo's principal executive office is located at 1133 West Ocean Drive, P.O. Box 510-099, Key Colony Beach, FL 33051-0099 and Hemo's telephone number is
(305) 743-4334.

MTV

         MTV was organized under Delaware law in May 1984. MTV has developed a methodology which it believes can radically improve the diagnosis and treatment of hormone related cancers such as breast and prostate cancers, as well as lung cancer and Acquired Immune Deficiency Syndrome (AIDS).

         MTV's executive offices are located at 1133 West Ocean Drive, P.O. Box 510-099, Key Colony Beach, FL 33051-0099 and MTV's telephone number is (305) 743-4334.

THE MERGER AND RELATIONSHIP BETWEEN THE PARTIES

         If the Hemo shareholders approve the Merger, Hemo will be merged with and into MTV pursuant to the terms of a merger agreement dated September __, 2000 between Hemo and MTV (the "Merger Agreement"). As of the effective time of the Merger, the separate corporate existence of Hemo will terminate, and each five and fourteen hundred fourteen ten thousandth (5.1414) issued and outstanding shares of Hemo will be converted into the right to receive one (1) share of MTV common stock. In the aggregate, all Hemo shareholders will receive 254,795 shares of MTV common stock in the Merger.

         Under the laws of the District of Columbia, at least two-thirds of the shareholders of Hemo must approve the Merger. MTV owns 47.7% of Hemo's common stock and has indicated that it will vote in favor of the Merger. Accordingly, only 36.3% of Hemo's shareholders (other than MTV) need to approve the Merger.

               RECOMMENDATIONS OF THE HEMO BOARD AND THE MTV BOARD

         Hemo's Board has recommended that Hemo's shareholders approve the Merger because they believe that the combined company will offer increased value to Hemo's shareholders. MTV has a well-defined business strategy. In contrast, at the present date, Hemo is a mere shell and does not have a definite business plan. If Hemo does not merge with MTV, it does not have any other viable alternatives.

         MTV's Board has recommended that its shareholders approve the Merger because MTV will benefit from Hemo's shareholder base. After the Merger is completed, MTV plans to list its common stock on the OTC Bulletin Board. Accordingly, after the Merger is consummated, MTV will be a public company. As part of a public company, MTV's shareholders may have certain advantages. Among other things, the value of MTV's common stock may increase, because the shares may be more liquid and an active trading market may develop. Additionally, MTV's status as a public company may make it easier for MTV to raise capital in subsequent financings.

                                 SPECIAL MEETING

         The Hemo shareholders will vote on the proposed Merger at a Special Meeting held on September 29, 2000 at 2:00 p.m. at the offices of English, McCaughan & O'Bryan, P.A. at 100 North East Third Avenue, Suite 1100, Ft. Lauderdale, FL 33301.


                                  RISK FACTORS

         Shareholders of Hemo, in considering whether to approve the Merger should consider the following matters. These matters should be considered in conjunction with the other information included and incorporated by reference in this Proxy Statement/Prospectus.

         MERGER CONSIDERATION. The consideration to be given to MTV and Hemo shareholders in the Merger has been determined through negotiations between MTV and Hemo and does not have any direct relation to Hemo or MTV's earnings, results of operations, book value, asset value or other criteria of value. There can be no assurances that the Merger consideration represents an accurate valuation of MTV or Hemo's business.

         NO RECORD OF EARNINGS. MTV has a limited operating history and must be considered a development stage company. Potential investors should be aware of and understand the difficulties encountered by a new enterprise in its formative stages, particularly in view of the intense competition from existing established companies engaged in the same or similar businesses. These companies may be better organized, are more strongly capitalized and may hold positions of preeminence in the medical and health industry. There is no significant information available now upon which to base any assumption that MTV's business plan will materialize or prove successful.

If MTV's plans prove to be unsuccessful, the stockholders will lose all or a substantial part of their investment.

         NEED FOR SIGNIFICANT ADDITIONAL CAPITAL. MTV will require significant additional capital to implement both its short term and long term business strategies. There can be no assurance that MTV will be able to raise capital or issue debt in the public or private capital markets. Neither MTV nor Hemo have any commitments or other arrangements for any future financing and there can be no assurance that any debt or equity financing will be available on acceptable terms if at all. The absence of significant additional capital whether raised through private debt or equity financings will have a material adverse effect on the Company's operations and prospects. Any equity financings would be dilutive to MTV's shareholders and any debt financings will likely contain restrictive covenants and additional debt service requirements which could adversely affect MTV's operating results. Specifically, if the Hemo shareholders approve the Merger, the Hemo shareholders who received MTV common stock in the Merger would be diluted in the event of future equity offerings. The exact amount of the dilution would depend upon the number of shares issued which, in turn, would be dependent on the price at which the MTV's shares would be sold to the public, which is difficult to estimate at this time.

         GOVERNMENTAL REGULATION. The research and development of MTV's methodology to treat and diagnose hormone related cancers is subject to regulation by the Food and Drug Administration ("FDA") and other federal and state agencies. Since neither hormone receptors or magnetic particle technology (collectively, the "Technology") are new products, the approval process is the short "New Drug Use." However, there can be no assurances that the FDA will quickly approve the Technology. Current FDA procedures may delay initial approval of the Technology. MTV cannot predict the extent to which it may be affected by legislative and regulatory developments concerning the Technology. Regulatory compliance issues or regulatory changes affecting MTV's operations could have a material adverse effect upon MTV.

         COMMERCIALIZATION OF THE TECHNOLOGY. MTV's results of operations will depend, to a significant extent, upon its ability to successfully commercialize the Technology. The Technology must be developed and tested, meet strict regulatory standards, receive requisite regulatory approvals and be manufactured on a cost-effective basis before successful commercialization can be achieved. The development and commercialization process is time consuming and costly. Delays in any part of the process or the inability of MTV to obtain regulatory approval of its Technology could materially adversely affect MTV's future results of operations. MTV believes that it will take approximately four years before its hormone receptor technology will be ready for commercialization. There can be no assurances that the Technology will be approved, or that it can be successfully commercialized.

         CONTROL BY DR. GREGER. Following the Merger, Dr. Edward Greger will own approximately seventy four percent (74%) of the outstanding shares of MTV. Dr. Greger will be able to effectively control most matters requiring approval by the shareholders of MTV, including the election of a majority of the directors. The voting power of Dr. Greger under certain circumstances also could have the effect of delaying or preventing a change in control of MTV.

         COMPETITION. While MTV is not aware of any current competition for development of the Company's technology, there can be no assurance that competitors will not arise, some of whom may have considerably greater financial resources than the Company.

         LIMITED PUBLIC MARKET FOR SECURITIES. If the Merger is approved by the MTV shareholders, MTV plans to list its common stock on the OTC Bulletin Board. A variety of brokerage house policies and procedures tend to discourage individual brokers within those firms from dealing in non- NASDAQ listed stocks. Such brokers are sometimes subject to internal restrictions on their ability to recommend non-NASDAQ listed stocks because of the general presumption that such securities may be highly speculative. Some of these policies and practices pertain to the payment of broker's commissions and to time-consuming procedures that make the handling of low priced stocks economically unattractive to brokers. Holders of MTV's common stock may find it somewhat difficult to dispose of or to obtain accurate quotations as to the market value of MTV's common stock. The shares of MTV's common stock, notwithstanding successful completion of the Merger, will not meet the eligibility criteria for their inclusion in the NASDAQ inter-dealer automated securities quotation system.

         NO DIVIDENDS ANTICIPATED. MTV, a development stage company, has not paid any dividends upon its common stock and, by reason of its present financial status and its contemplated financial requirements, does not anticipate paying any dividends in the foreseeable future. MTV intends to retain earnings for the foreseeable future for use in the operation and expansion of its business.

         FORWARD-LOOKING STATEMENTS. The management of MTV and Hemo believe that this Proxy Statement/Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, (i) that MTV will be able to successfully develop and commercialize the Technology, (ii) that MTV will be able to develop an active trading market for its common stock and (iii) that MTV will be able to successfully complete its public offering. These forward-looking statements are based largely on management's expectations and are subject to a number of risks and uncertainties, certain of which are beyond MTV's and Hemo's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors," including, among others, general economic conditions, the limited operating history of MTV, the unproven market for MTV's services, governmental regulation and competitive factors. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Proxy Statement/Prospectus will in fact transpire.

                               THE PROPOSED MERGER

         The following summary of the material terms of the Merger Agreement is qualified in its entirety by reference to the provisions of the Merger Agreement, which is attached hereto as Exhibit A to this Proxy
Statement/Prospectus and is incorporated herein by reference.

GENERAL

         The respective Boards of Directors of Hemo and MTV, meeting separately, each approved and adopted the Merger Agreement and the Merger and authorized the execution and performance of the Merger Agreement. The shareholders of MTV have approved and adopted the Merger Agreement and the Merger and authorized the execution and performance of the Merger Agreement as well.

BACKGROUND OF THE MERGER

         In April 1993, William Reining, the Chief Executive Officer and President of Hemo and Edward Greger, the Chairman of MTV, met to discuss a proposed reverse merger of MTV with and into Hemo. The companies knew of one another because William Reining, the CEO and President of Hemo, also served on the Scientific Advisory Board of MTV. Additionally, Christopher Green, served on the Board of Directors of Hemo and as an advisor to MTV. The parties were interested in effectuating a merger of MTV with and into Hemo, a so called "reverse merger." MTV was particularly interested in the reverse merger structure, because after completing the merger, it would be a public company. However, for various reasons, the parties did not reach any definitive agreements on a reverse merger in 1993.

         There were no further discussions between Hemo and MTV about a strategic combination until September 1995. At that time, Hemo and MTV began discussions regarding MTV's purchase of 625,000 shares of Hemo's common stock for $10,000, which when completed, would represent 47.7% of Hemo's issued and outstanding common stock. In November 1995, the parties reached an agreement regarding MTV's acquisition of a controlling interest, which was outlined in an Agreement in Principle dated November 8, 1995. The Agreement in Principle contained six conditions.

         One, MTV would purchase 625,000 shares of Hemo's common stock to be held in treasury for $10,000. Two, William Reining would resign from his position as the sole officer and director of Hemo and appoint William Casson and Edward Greger as interim directors until a shareholder's meeting could be held. Three, Casson and Greger, as officers of Hemo, would sell and assign all rights in the Caltrac and TriTrac products, including all licenses and agreements relating to these products and their trademarks to Reining International, Ltd. ("RIL") for cancellation of all sums due RIL by Hemo. RIL is a consulting service solely owned by Mr. Reining. Four, William Casson and Edward Greger, as the officers of Hemo, would sell all inventories, furniture, office equipment and manufacturing equipment to RIL for the sum of One Dollar ($1.00). Five, certain directors of Hemo agreed to accept a payment of $1,000 in the aggregate for the full settlement of loans that they had previously made to Hemo. $1,000 of the $10,000 paid by MTV for the 625,000 Hemo common shares would be specifically earmarked to be paid to those certain former directors. Six, William Reining would agree to indemnify MTV from any un-disclosed liability of Hemo.

         Hemo and MTV amended this agreement on August 31, 1996. MTV agreed to pay an additional $2,000 to settle any debts not outlined in the original Agreement in Principle, except for the debt owed to American Stock Transfer. MTV agreed that it would negotiate a settlement with American Stock Transfer regarding Hemo's outstanding invoices and pay such settlement.

         On April 14, 1997, MTV purchased 625,000 shares of Hemo's common stock held in treasury, representing 47.7% of Hemo's issued and outstanding common stock for $10,000. On that date, William Reining resigned from his position as Chief Executive Officer and President of Hemo and Edward Greger and William Casson were appointed to Hemo's Board. Additionally, William Casson was appointed as the President and Treasurer of Hemo and Edward Greger was appointed as the Vice-President and Secretary. In July 1998, William Casson left MTV and Dr. Edward Greger remained as the sole officer and director of Hemo.

         Since the April 1997 purchase of the 625,000 Hemo shares, MTV has had effective control of Hemo. From April 1997 until September 1998, MTV focused on its own business of developing a methodology to diagnose and treat hormonal related cancers. In September 1998, MTV's Board discussed with its legal counsel various alternatives for structuring a merger of Hemo and MTV. MTV's Board had considered a reverse merger of MTV with and into Hemo. However, there were two reasons why the Board decided to restructure the merger, as a merger of Hemo with and into MTV. One, Hemo was delinquent in its required periodic filings with the Securities and Exchange Commission and would require significant time and expense to bring Hemo current with its filings. Two, it was considered more desirable to have the merged company be a Delaware corporation, which MTV is, versus a District of Columbia corporation, Hemo's jurisdicition of incorporation. Accordingly, MTV's Board instructed its legal counsel, EMO, to prepare a merger agreement in which Hemo would be merged with and into MTV.

         The MTV Board and the holder of outstanding stock of MTV having more than the minimum number of votes necessary to authorize the Merger, approved the Merger and the Merger Agreement on August 22, 2000 by written consent. Notice of such corporate action was promptly provided to the remaining MTV shareholders pursuant to MTV's bylaws. Similarly, the Hemo Board approved the Merger and the Merger Agreement on August 29, 2000 and recommended that the proposed Merger and Merger Agreement be submitted to its shareholders for their vote at a Special Meeting to be held as soon as possible.

REASONS FOR THE MERGER; RECOMMENDATION OF THE HEMO BOARD

         Since 1988, Hemo has operated under severe capital constraints. Due to its inability to obtain capital, Hemo has had virtually no active operations for the past several years. As part of MTV's acquisition of a controlling interest in Hemo in April 1997, it was agreed that Hemo would sell all of its rights to its Caltrac and TriTrac products to RIL in cancellation of all amounts owed by Hemo to RIL. Accordingly, since April 1997, Hemo has had virtually no operations.

         Hemo's Board has recommended that Hemo's shareholders approve the Merger because they believe that the combined company will offer increased value to Hemo's shareholders. MTV has a well-defined business strategy. In contrast, at the present date, Hemo is a mere shell and does not have a definite business plan. If Hemo does not merge with MTV, it does not have any other viable alternatives. The Board believed that there was only one potentially negative factor in the proposed Merger. The Board was concerned that MTV was still in its development stage and may not be able to obtain sufficient capital to finance all of its research and development plans.

         After taking into consideration all of the factors set forth above, particularly given Hemo's lack of viable alternatives, the Board of Directors of Hemo unanimously determined that the Merger was in the best interest of Hemo and its shareholders, and that Hemo should proceed with the Merger at this time. In making this decision, Hemo's Board gave great weight to the factor that Hemo did not have any other viable alternatives.

REASONS FOR THE MERGER; RECOMMENDATION OF THE MTV BOARD; APPROVED BY MTV SHAREHOLDERS

     MTV's Board recommended that its shareholders approve the Merger because the Board believed that MTV would benefit from Hemo's shareholder base. After the Merger is completed, MTV intends to register its common stock under the Exchange Act of 1934, thereby becoming a public company, and plans to become listed on the OTC Bulletin Board. As Shareholders of a public company, the Board determined that MTV's shareholders would have the following advantages.

         *Based upon MTV's plans to list its common stock on the Bulletin Board and complete a public offering, MTV's shareholders would have greater liquidity, being able to sell their stock in the over-the counter market.

         *Based upon increased liquidity, the value of MTV's stock may increase. Often, the shares of a public company are more valuable than the shares of a private company.

         *As a public company, MTV may have increased opportunities for financing. MTV may be able to use its stock to finance future acquisitions. Many shareholders of target acquisition companies would prefer to receive shares of a publicly traded company as opposed to shares of a privately held company.

         *MTV will have increased visibility as a public company. This increased visibility may lead to additional business opportunities for MTV. Additionally, if MTV's story is marketed well and investors are receptive, MTV may be able to raise additional capital with greater ease at a later date.

         The MTV Board also considered potential disadvantages of completing the Merger and becoming a public company, as follows:

         *MTV will have an obligation to share certain information with the public. All material information pertaining to MTV, including important trade relationships must be disclosed. MTV will also be required to reveal its financial information in quarterly and annual reports.

         *MTV will have certain expenses that a private company does not have. Some of these additional expenses will include legal, accounting and transfer agent fees.

         *Because of a public trading market, MTV's shareholders may put pressure on MTV for short term results. Investor sensitivity to earnings momentum can result in stock price volatility and intensify pressures to show short-term profitability, possibly at the expense of long-term goals.

         After taking into consideration all of the factors set forth above, the Board of Directors of MTV unanimously determined that the Merger was in the best interest of MTV and its shareholders, and that MTV should proceed with the Merger. In view of the wide variety of factors considered, both positive and negative, MTV's Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered. However, all material factors considered by MTV's Board of Directors in reaching its decision to approve the Merger are described above.

EFFECTIVE TIME

         The Merger will become effective upon the filing of (i) a Certificate of Merger with the Secretary of State of Delaware and (ii) Certificate of Merger with the Secretary of the District of Columbia (the "Effective Time"). The Effective Time is expected to occur as promptly as practicable after the required approval of Hemo's shareholders at their Special Meeting, subject to the terms and conditions contained in the Merger Agreement.

STRUCTURE OF THE MERGER; CONVERSION OF SHARES

         At the Effective Time, Hemo will be merged with and into MTV pursuant to the terms of the Merger Agreement. As of the Effective Time, the separate corporate existence of Hemo will terminate, and each five and fourteen hundred fourteen ten thousandth (5.1414) issued and outstanding shares of Hemo will be converted into the right to receive one (1) share of MTV common stock. In the aggregate, all Hemo shareholders will receive 254,795 shares of MTV Common Stock in the Merger.

PROCEDURE TO EXCHANGE OF CERTIFICATES

         As soon as is practicable after the Effective Time, MTV's transfer agent will mail a form of transmittal letter to holders of Hemo common stock. The form of transmittal letter will contain instructions with respect to the surrender of certificates representing Hemo common stock.

HEMO COMMON STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE TRANSFER AGENT UNLESS AND UNTIL THE HEMO SHAREHOLDER RECEIVES A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

GOVERNMENTAL APPROVALS

         Hemo and MTV do not need to obtain any federal or state governmental approvals in order to effectuate the Merger.

TERMINATION OF THE MERGER AGREEMENT

         Either party may terminate the Merger Agreement without liability to either party if the Merger is not closed by December 31, 2000.

FEDERAL INCOME TAX CONSEQUENCES

         For federal income tax purposes the Merger of Hemo with and into MTV, in accordance with the terms of the Merger Agreement, will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Provided that the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, (i) no gain or loss will be recognized by either MTV or Hemo as a result of the consummation of the Merger, (ii) no gain or loss will be recognized by a shareholder of Hemo upon the receipt by such shareholder of shares of MTV's Common Stock in exchange for such shareholder's shares of Hemo's Common Stock in accordance with the terms of the Merger Agreement, (iii) the aggregate tax basis of the shares of MTV Common Stock received by a shareholder of Hemo will be the same as the aggregate tax basis of the shares of Hemo Common Stock surrendered in exchange therefor reduced by the amount of any cash received and increased by the amount of any gain recognized, and (iv) the holding period of the shares of Common Stock received by a Hemo shareholder in exchange for shares of Hemo Common Stock will include the period during which the shares of Hemo Common Stock surrendered in exchange therefor were held, provided the shares of Hemo Common Stock were held as capital assets at the Effective Time.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. HEMO SHAREHOLDERS ARE URGED TO
CONSULT THEIR OWN TAX ADVISORS FOR MORE SPECIFIC AND DEFINITIVE
ADVICE AS TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE

CONVERSION OF THEIR SHARES OF HEMO COMMON STOCK PURSUANT TO THE MERGER, AS WELL AS ADVICE AS TO THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND POSSIBLE AMENDMENTS TO SUCH LAWS.

ACCOUNTING TREATMENT OF THE MERGER

         It is anticipated that the Merger will be accounted for as a recapitalization of MTV on the merger date, in accordance with generally accepted accounting principals. Therefore, the assets and liabilities of Hemo will be recorded on MTV's accounting records at their historical cost with a balancing charge to additional paid in capital.

RESTRICTIONS ON RESALE BY AFFILIATES

         The shares of MTV common stock to be issued to Hemo shareholders in the Merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Hemo as that term is defined in the Securities Act. An affiliate of Hemo, as defined in the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Hemo. Any subsequent transfer by an affiliate of Hemo must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 promulgated under the Securities Act, in the case of such persons who become affiliates of Hemo) or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the directors and executive officers of Hemo (as well as to certain other related individuals or entities).

APPRAISAL RIGHTS

         Holders of record of shares of Hemo common stock will have appraisal rights with respect to their shares. Such shareholders who do not vote to approve and adopt the Merger Agreement and the Merger may elect to have the fair value of their shares, based on all relevant factors and excluding any element of value arising from the accomplishment or expectation of the Merger, judicially appraised and paid to them in cash. Such shareholders must deliver a written demand for such appraisal to Hemo prior to the taking of the vote on the approval and adoption of the Merger Agreement and the Merger and comply with the other requirements of Section 29-373 of the District of Columbia Business Corporation Act ("DCBCA"), the full text of which is attached to this Proxy Statement/Prospectus as Exhibit C. Voting for the approval and adoption of the Merger Agreement and the Merger, or delivering a proxy in connection with the Special Meeting (unless the proxy specifies a vote against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement and the Merger) will constitute a waiver of a shareholder's right to seek appraisal and will nullify any written demand for appraisal submitted by such shareholder. Any deviation from the requirements of Section 29-373 may result in a forfeiture of appraisal rights. See "Appraisal Rights."

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

         Following the Merger, all existing members of MTV's management team will continue to run the combined business. The management team of MTV is as follows: Dr. Edward G. Greger - Chairman of the Board and Chief Executive Officer; Gil Dorland - President and Director, Ronald Anderson - Director and Dr. William Regelson - Director and Director of Scientific Research. Please see "MTV's Business - Management" on pages 32-33 for a detailed description of the backgrounds of the MTV management team.

         MTV will continue to focus on its business of developing and marketing processes to diagnose and treat hormone related cancers such as breast and prostate cancers, as well as lung cancer and Acquired Immune Deficiency Syndrome
(AIDS). MTV will also fulfill its duties as a public company, which duties include SEC filings and establishing an investor relations program.

              PRO FORMA FINANCIAL STATEMENTS - MTV AFTER THE MERGER

         The accompanying pro forma condensed consolidated financial statements give effect to the Merger whereby MTV will acquire all of the issued and outstanding shares of Hemo in exchange for an aggregate of 254,795 shares of MTV common stock. At the effective time, Hemo will be merged with and into MTV, and its separate corporate existence will cease.

         The accompanying pro forma condensed balance sheet as of December 31, 1999 and the pro forma condensed statement of operations for the fiscal year ended December 31, 1999 have been prepared as if the Merger of Hemo and MTV had been completed as of December 31, 1999 and January 1, 1999, respectively. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or operating results that would have occurred if the Merger had been consummated on the date specified, nor is it indicative of future operating results or financial position. In the opinion of the management of Hemo and MTV, all adjustments necessary to presently fairly the unaudited pro forma financial information have been made.

         The pro forma financial information should be read in conjunction with the historical financial statements of MTV set forth at page 46 and Hemo set forth at page 55.

                                         MEDICAL TECHNOLOGY VENTURES, INC.
                                              PRO-FORMA BALANCE SHEET
                                                 DECEMBER 31, 1999
                                                 -----------------
                                                    (UNAUDITED)

                                                                                              PRO-FORMA
                                                          HISTORICAL                         ADJUSTMENTS             Pro-forma
                                          ------------------------------------------      ------------------     -------------------
                                                Medical                                                                Medical
                                              Technology                                                             Technology
                                               Ventures,               Hemokinetics,                                  Ventures,
                                                 Inc.                       Inc.                                        Inc.
                                          -------------------       -------------------                          -------------------


                                                                ASSETS
                                                                ------

CURRENT ASSETS
  Cash                                  $             40,791      $               -                            $             40,791
  Loans receivable -
     stockholder                                     316,695                      -                                         316,695
                                           ------------------       -------------------                           ------------------

     Total Current Assets                            357,486                      -                                         357,486
                                           ------------------       -------------------                           ------------------

FURNITURE AND
  FIXTURES, NET                                          143                      -                                             143
                                           ------------------       -------------------                           ------------------

TOTAL ASSETS                            $            357,629      $               -                            $            357,629
                                           ==================       ===================                           ==================


                                               LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                                               ----------------------------------------

CURRENT LIABILITIES
  Accounts payable and
     accrued expenses                                  2,412                     1,637                                        4,049
  Due to principal
     stockholder                                        -                        8,500         (8,500)(2)                      -
                                           ------------------       -------------------                           ------------------
     Total Current
     Liabilities                                       2,412                    10,137                                        4,049
                                           ------------------       -------------------                           ------------------

STOCKHOLDERS'
  DEFICIENCY
  Common stock                                         2,293                    13,100        (12,845)(1)                     2,548
  Additional paid-in capital                         535,787                 3,021,494     (3,031,886)(1)                   525,395


               See accompanying notes and assumptions to pro-forma
                             financial statements.

                        MEDICAL TECHNOLOGY VENTURES, INC.
                             PRO-FORMA BALANCE SHEET
                                DECEMBER 31, 1999
                                -----------------
                                   (UNAUDITED)

                                                                                                    (1)
  Deficit                                           (182,863)               (3,044,731)    3,053,231(2)                    (174,363)
                                           ------------------       -------------------                           ------------------

  Total Stockholders'
       Deficiency                                    355,217                   (10,137)                                     353,580
                                           ------------------       -------------------                           ------------------

TOTAL LIABILITIES
  AND
  STOCKHOLDERS'
  DEFICIENCY                            $            357,629      $               -                            $            357,629
                                           ==================       ===================                           ==================


               See accompanying notes and assumptions to pro-forma
                             financial statements.

                        MEDICAL TECHNOLOGY VENTURES, INC.
                        PRO-FORMA STATEMENT OF OPERATIONS

                                   (UNAUDITED)

                                                                                       PRO-FORMA
                                                    HISTORICAL                        ADJUSTMENTS            PRO-FORMA
                                ----------------------------------------------------
                                                                For the 12 months
                                  For the year ended                  ended                               For the year ended
                                   December 31, 1999            December 31, 1999                          December 31, 1999
                                        Medical                                                                 Medical
                                      Technology                  Hemokinetics,                               Technology
                                    Ventures, Inc.                    Inc.                                  Ventures, Inc.
                                -----------------------      -----------------------                    -----------------------

REVENUES, NET                 $                   -        $                   -                      $                   -

COST OF SALES                                     -                            -                                          -
                                -----------------------      -----------------------                    -----------------------

GROSS PROFIT                                      -                            -                                          -
                                -----------------------      -----------------------                    -----------------------

OPERATING EXPENSES
  Professional fees                             66,746                         -                                        66,746
  General and
     administrative                              6,573                        2,075                                      8,648
                                -----------------------      -----------------------                    -----------------------

     Total Operating
       Expenses                                 73,319                        2,075                                     75,394
                                -----------------------      -----------------------                    -----------------------

LOSS FROM
  OPERATIONS                                   (73,319)                      (2,075)                                   (75,394)
                                -----------------------      -----------------------                    -----------------------

OTHER INCOME
  (EXPENSE)
  Interest income                               22,834                         -                                        22,834
                                -----------------------      -----------------------                    -----------------------

NET LOSS                      $                (50,485)    $                 (2,075)                  $                (52,560)
                                =======================      =======================                    =======================

NET LOSS PER
  COMMON SHARE -
  BASIC AND DILUTED                                                                                   $                  (0.02)
                                                                                                        =======================

WEIGHTED AVERAGE
  SHARES - BASIC AND
  DILUTED
                                                                                                                     2,547,950
                                                                                                        =======================



               See accompanying notes and assumptions to pro-forma
                             financial statements.

                        MEDICAL TECHNOLOGY VENTURES, INC.
                     NOTES TO PRO-FORMA FINANCIAL STATEMENTS
                     ---------------------------------------
                                   (UNAUDITED)

(1) The accompanying pro-forma financial information shows the financial statements of Medical Technology Ventures, Inc. and Hemokinetics, Inc. regarding a planned merger with Medical Technology Ventures, Inc. as the surviving entity. The pro-forma adjustments to the balance sheet gives effect to the merger as if it occurred on December 31, 1999 and the pro-forma statement of operations gives effect to the merger as if it occurred on January 1, 1999. The merger is treated as a recapitalization of Medical Technology Ventures, Inc. since Hemokinetics, Inc. is an inactive shell corporation. Accordingly, the assets and liabilities of Hemokinetics are recorded at their historical cost on the books of Medical Technology Ventures, Inc. with a balancing charge to additional paid-in capital. In addition, the common stock issued to the Hemokinetics, Inc. stockholders is recorded as common stock at par value with a balancing charge to additional paid- in capital.

(2) Hemokinetics, Inc. maintains an $8,500 payable to Medical Technology Ventures, Inc. Medical Technology Ventures, Inc. has fully reserved this amount as bad debt in a previous year. Accordingly, this amount has been eliminated in pro-forma consolidation against the accumulated deficit.

(3) In August 2000, Medical Technology Ventures, Inc. amended its articles of incorporation to increase its authorized number of shares of common stock from 1,000 to 20,000,000 and decreased the par value of its common stock from $0.1 to $0.001. In addition, the Board of Directors and stockholders approved a 2,358 for 1 stock split. The accompanying financial statements have been retroactively restated to reflect those changes.

         INFORMATION CONCERNING THE HEMO MEETING PURPOSE, TIME AND PLACE

         The Special Meeting of Hemo's shareholders will be held at the offices of English, McCaughan & O'Bryan in Fort Lauderdale, Florida on September 29, 2000 at 2:00 p.m. (including any and all adjournments or postponements thereof). At the Special Meeting, the Hemo shareholders will vote on the Merger Agreement and the Merger of Hemo and MTV.

RECORD DATE, QUORUM AND VOTE REQUIRED

         The Hemo Board has fixed the close of business on August 31, 2000 as the record date for determining the holders of Hemo common stock entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Hemo record date, there were 1,309,998.2 shares of Hemo common stock issued and outstanding.

         The presence at the Special Meeting, either in person or by proxy, of the holders of a majority of the outstanding Hemo common stock is necessary to constitute a quorum, yet pursuant to District of Columbia Statutes, the affirmative vote of at least two-thirds of Hemo's outstanding common stock is required to approve and adopt the Merger Agreement and the Merger. Under applicable District of Columbia law, in determining whether the proposal to approve and adopt the Merger Agreement and the Merger has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against the proposal. Brokers who hold shares of Hemo's common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares which are not voted ("broker non-votes") because the nominee-broker lacks such discretionary authority will be counted and have the same effect as a vote against the proposal.

         MTV beneficially owns 47.7% of Hemo's issued and outstanding common stock. MTV has indicated that it will vote its Hemo shares in favor of the Merger Agreement and the Merger. Accordingly, only 36.3% of Hemo's shareholders, other than MTV, must approve the Merger Agreement and the Merger.

PROXIES

         Shares of Hemo common stock represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified on such proxies. Proxies which are properly executed but which do not contain voting instructions will be voted FOR approval of the Merger Agreement and the Merger. It is not expected that any matter other than approval of the Merger Agreement and the Merger will be brought before the Special Meeting; however, if other matters are properly presented, the persons named in such proxy will have authority to vote in accordance with their judgement on any other such matter, including without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the Special Meeting.

         The grant of a proxy on the enclosed Hemo proxy card does not preclude a shareholder from voting in person at the Hemo Special Meeting. A shareholder may revoke a proxy at any time prior to its exercise by (i) delivering, prior to the Special Meeting, to Dr. Edward Greger, Chairman of Hemo, at 1133 West Ocean Drive, P.O. Box 510-099, Key Colony Beach, Florida 33051-0099 a written notice of revocation bearing a later date or time than the proxy, (ii) delivering to Dr. Edward Greger, Chairman of Hemo, at the previously listed address, a duly executed proxy bearing a later date or time than the revoked proxy; or (iii) attending the Hemo Special Meeting and voting in person. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

COSTS OF SOLICITATION

         Hemo will bear the cost of solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors and officers of MTV may solicit proxies from shareholders of Hemo by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and MTV will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

                             INFORMATION ABOUT HEMO

BUSINESS

          Since its formation in September 1980, Hemo has completed development of two products: the Caltrac, a devise for measuring in calories a person's use of energy, and Tritrac, an ergometer, a devise for measuring the work performed by a group of muscles. All of Hemo's revenues have been derived from sales of these products. Pursuant to an acquisition agreement with MTV in April 1997, Hemo assigned all of its rights and interest in Caltrac and TriTrac to RIL in satisfaction of all sums owed to RIL. Accordingly, since the sale of its working assets in April 1997, Hemo has had virtually no operations.

EMPLOYEES

         Hemo has no full-time employees. Dr. Edward Greger, the Chief Executive Officer and Chairman of MTV has been overseeing operations ever since MTV acquired a controlling interest in Hemo in April 1997.

PROPERTIES

         Hemo does not own a manufacturing plant nor the necessary equipment for the research, development and manufacture of its products, and does not intend to purchase facilities or major capital equipment due to the lack of working capital. Hemo maintains office space located at 1133 West Ocean Drive, P.O. Box 510-099, Key Colony Beach, FL, currently at no cost.

LEGAL PROCEEDINGS

         There are no legal proceedings pending to which Hemo is subject, nor to the knowledge of Hemo are any such legal proceedings threatened.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         Hemo has no changes in or disagreements with its accountant, Weinberg & Company. P.A.

PRICE RANGE OF COMMON STOCK

         Hemo's common stock was traded in the over-the counter market from 1981
- 1991. However, since 1991 Hemo stock has not been actively traded. Hemo contacted several broker/dealers, but was unable to obtain information on trading prices of the Hemo's common stock as of a recent date.

         The approximately number of common stockholders of record of Hemo as of August 31, 2000 was 1,301. This number does not reflect the number of persons having a beneficial interest in shares held of record in "street name" with broker/dealers.

DIVIDEND POLICY

         Hemo has never paid cash dividends on its common stock. Payments of dividends are within the sole discretion of Hemo's Board of Directors and will depend, among other factors, upon earnings capital requirements and the operating and financial condition of Hemo. At the present time, Hemo's anticipated financial capital requirements are such that it intends to follow a policy of retaining earnings in order to finance the development of its business.

DIRECTORS AND OFFICERS OF HEMO

         The sole officer and director of Hemo is Dr. Edward Greger. For information about Dr. Greger's background, please see his biography on page 32 in "MTV- Management."

                             PRINCIPAL SHAREHOLDERS

         The following table contains information as of September ___, 2000, as to the beneficial ownership of shares of common stock of Hemo of (i) all officers and directors of Hemo, (ii) each person to the knowledge of Hemo at that time, whom was the beneficial owner of 10% or more of the outstanding common stock and (iii) all officers and directors of Hemo as a group. Except as noted, each shareholder has sole voting and investment power with respect to all shares of Hemo common stock beneficially owned by MTV. As of September ___, 2000, there were issued and outstanding 1,309,998.2 shares of common stock.

         NAME AND ADDRESS OF                                                                     PERCENT OF CLASS
         BENEFICIAL OWNER                            AMOUNT AND NATURE                           OF BENEFICIAL OWNERSHIP
         ---------------------------                 -----------------                           -----------------------

         Dr. Edward Greger(1)                                 514,139                              0
                                                              Sole Officer and Director

         Medical Technology Ventures,                         625,000                              47.7
         Inc. (1)                                             Greater than 10% Beneficial
                                                              Owner

         All Officers and Directors as a                      514,139                              0
         Group (1 person)

         (1) Represents Dr. Edward Greger's 82.26% interest in Medical Technology Ventures, Inc., a company in which Dr. Gregor is also an officer and a director. Medical Technology Ventures, Inc. owns 625,000 shares of Hemokinetics, Inc. The address of each listed shareholder who is an officer or director of Hemo, or is the beneficial owner of 10% or more of the outstanding stock of Hemo, is c/o Medical Technology Ventures, Inc., 1133 W. Ocean Drive, P.O. Box 510-099, Key Colony Beach, FL 33051-0099.

                         MANAGEMENT'S PLAN OF OPERATIONS

         The following discussion should be read in conjunction with Hemo's audited financial statements for its fiscal years ended June 30, 1999 and June 30, 1998 set forth at page 55.

HISTORY

          Since its formation in September 1980, Hemo has completed development of two products: the Caltrac, a devise for measuring in calories a person's use of energy, and Tritrac, an ergometer, a devise for measuring the work performed by a group of muscles. All of Hemo's revenues in the past were derived from sales of these products. Pursuant to an acquisition agreement with MTV in April 1997, Hemo assigned all of its rights and interest in Caltrac and TriTrac to Reining

International, Inc. in satisfaction of all sums owed to RIL. Accordingly, since the sale of its working assets in April 1997, Hemo has had virtually no operations.

LIQUIDITY AND CAPITAL RESOURCES

         Hemo has been virtually dormant since the sale of the Caltrac and TriTrac systems to Reining International in April, 1997. As a dormant entity, its need for capital resources has been minimal, and when capital has been required, Hemo has looked to its principal shareholder, MTV, to meet its cash flow requirements. As it is anticipated that the Hemo shareholders will approve the Merger Transaction, Hemo should expect nominal liquidity demands in the interim, and for those instances which may arise creating a demand for capital, Hemo will look to its principal stockholder, MTV, to provide such cash.

PROPOSED MERGER

         Hemo intends to enter into the Merger Agreement with MTV, and the Merger is subject to the fulfillment of certain conditions, including the approval of Hemo shareholders. There can be no assurances that Hemo will be able to complete the Merger, or even if the Merger is completed, that it will be on terms acceptable to Hemo. If the proposed Merger takes place, Hemo shareholders will own 10% of MTV's common stock after the Merger.

         If the proposed Merger of Hemo and MTV does not take place, Hemo will consider various other options. It is highly likely, however that management will elect to liquidate and dissolve the company.

                              INFORMATION ABOUT MTV

BUSINESS

OVERVIEW

          MTV has developed a methodology which it believes can radically improve the diagnosis and treatment of hormonal related cancers such as breast and prostate cancers, as well as lung cancer and Acquired Immune Deficiency Syndrome (AIDS) (the "Technology").

         The Technology combines existing proven scientific methods with magnetic particle technology to provide a new avenue for the treatment and diagnosis of these diseases. If successful, purely preventative chemotherapy can be greatly reduced, saving the ravaging side effects of the treatment. This is a new use of existing pharmaceutical agents requiring a reduced Federal Drug Administration approval process. As a result, it is expected that the products resulting from this breakthrough can come to market in a relatively short period of time, perhaps three to five years from funding. MTV believes it has found new uses for existing technology, which it believes will result in a highly marketable contribution to the fight against cancer.

         MTV has developed the concept of utilizing hormone receptor technology with ferro-fluid technology to produce a detection system for cancer as well as a delivery system for therapy pinpointing medication to the diseased area. Utilizing magnetic resonance imaging this system has the ability to detect even one cancer cell by identifying the existence of hormones in areas associated with cancer development. Using this technology the spread of cancer can be tracked. If no spread is found, chemotherapy or radiation need not be utilized, saving both money and debilitating side effects. These technologies exist now. The development and FDA approval of these new uses of existing technologies is MTV's primary business strategy. It is believed that the system for detection of cancer is a technology which can be available for commercial use within a relatively short time.

         The Technology's delivery system targets medication specifically to the affected area. This can greatly reduce the side effects of conventional chemotherapy and other treatment by restricting toxic effects to the afflicted area. An effective treatment without discomfort would be a major medical breakthrough. The delivery system for lung cancer would combine magnetic particle technology and microcrystal technology in order to provide an aerosol-like delivery system which provides the basis for both detection and treatment.

         It is intended that the required feasibility studies and clinical tests will be conducted by Bio Interface Technologies, Inc. ("BIT") and Haynes-Pharma Logic ("Pharma-Logic"), the licensors of hormone receptor technology and microcrystal technology. MTV intends to have ownership or exclusive rights to all aspects of the Technology as it is developed and in its final form. It will be MTV's strategy to market the products to major pharmaceutical firms under sublicense agreements.

HORMONE RECEPTOR TECHNOLOGY

         A key element to MTV's commercial programs is hormone receptor technology. Using this methodology, agents are ingested or injected into the body, linking with specific hormone cells. All hormone secreting cells have receptors which bond with hormone specific agents. These agents are compounded to link with a specific hormone such as estrogen or testosterone. This results in the ability to direct the agent to the specific hormone locations. The agent (also known as a "marker") hones in like an arrow to its target. Special markers are developed for specific hormones. The importance of hormones in cancer detection is that cancerous cells secret hormones in areas of the body where they are not usually found. Both normal and cancerous cells in the breast secret estrogen, but only cancer cells secret estrogen outside the breast.

         An estrogen specific hormone receptor linking to estrogen cells outside the breast would indicate the spread of cancer beyond the breast. This linkage is undetectable unless there is a method of tracking the linkage. X-rays or magnetic resonance imaging alone will not identify linkage. MTV believes it has solved this problem utilizing a medical technological advancement (hormone receptors) and magnetic particle technology resulting in a detection system with far reaching medical and commercial implications.

         MTV's concept combines the hormone receptor technology with magnetic particle science and standard magnetic resonance imaging usage. Magnetic particles combined with hormone receptors are illuminated under magnetic resonance imaging. Using an estrogen specific agent, the agent will bond to all estrogen cells. The magnetic resonance imaging will indicate the presence of estrogen both in the breast and outside of the breast. If even a single estrogen cell exists outside the breast, magnetic resonance imaging will indicate its presence, thus alerting the medical professional that cancer exists.

         The standard treatment after breast surgery or other treatments is chemotherapy to combat the potential spread of cancer which may exist outside the breast. Chemotherapy is expensive and it has serious side effects. With MTV's treatment system, doctors can prescribe chemotherapy treatment for the those areas where cancerous cells previously existed. Thus, by giving smaller doses of chemotherapy to targeted areas, the serious side effects of chemotherapy can be minimized.

MICROCRYSTAL TECHNOLOGY

         The ideal delivery method for treatment of lung cancer is an aerosol which provides complete coverage of the lung. MTV also intends to develop an aerosol-based detection technology using microcrystal technology. Microcrystal technology involves coating sub-micron sized crystals of a water-insoluble substance with lecithin. Lecithin is a natural body constituent and a component of several foods. The FDA classifies lecithin as safe. Dependent upon the substance, the coated substance alone would be the carrier, or fluorocarbons, vegetable oils or mineral oils can utilized. Drug release rates, stability, and other properties can be adjusted by using different oils or lecithin compositions. With this technology, MTV's ferro-fluid technology concepts can be implemented. MTV believes this methodology will result in a more accurate diagnosis, eliminating the need for extensive exposure to x-rays. Further, a reliable detection system can reduce the use of chemotherapy.

THE FDA APPROVAL PROCESS

         Federal Drug Administration (FDA) approval is required for the marketing of MTV's products. Since neither hormone receptors or magnetic particle technology are new products, the approval process is expected to be the shorter "New Drug Use." The following discussion describes the process for developing the system and the resulting medical product and gaining FDA approval.

         FEASIBILITY STUDIES. The feasibility of combining magnetic particles and hormone receptor agents must be established. Although MTV is confident of a successful outcome, the actual synthesis has not been attempted. These studies are intended to actually produce the marketable detection product. The feasibility study will also test the product for stability, toxicity, strength, and other aspects which could affect its safety and effectiveness. This phase is estimated to take six months.

         PRODUCTION CAPACITY. The ability to produce the product in quantity is required both for FDA approval and marketability. MTV intends to consult with biochemists, biophysicists and industrial engineers to develop and demonstrate methods of production. The modification of existing equipment will be required to meet MTV's production needs. Three months is estimated for this phase.

         ANIMAL TESTING. Animal testing, commonly known in the scientific community as "mouse work," must be performed to study the system's effectiveness. An acceptable mouse work program is expected to encompass approximately one year.

         HOSPITAL PROTOCOL. Clinical testing of the system (human testing) is required to be conducted under the auspices of a hospital. Before this can be accomplished, the hospital must approve the project and the plan for carrying out the study (protocol). The protocol must be approved by the hospital decision-making structure. This process can take six months, however it can proceed at the same time as the animal testing program is being conducted. MTV has had preliminary discussions with regard to clinical trials.

         FDA APPROVAL PROCESS AND CLINICAL TESTING. Upon the submission of the mouse work data, hospital protocol, and other related documents, preliminary meetings with the FDA are held. At these meetings the clinical testing program is negotiated and approved. The clinical testing results which will lead to FDA approval are also outlined at these meetings. It is estimated that clinical testing and the approval process period will be two years.

         The foregoing time frames are only estimates. The time required for commercial approval may be shorter or more extended than these approximations. At any time within this process, licensing of the technology may take place. Pharmaceutical firms may prefer a fully developed and approved process. However, the revenue potential of a detection system, which could be a standard procedure for most breast cancer and prostate incidents, could lead to an early licensing of the process. MTV will be actively seeking licensing throughout the research and development process.

EMPLOYEES

         At the present time, MTV does not have any full-time employees. MTV's three executive officers, Dr. Edward Greger, Gil Dorland and Dr. William Regelson have been overseeing MTV's operations.

LEGAL PROCEEDINGS

         There are no legal proceedings pending to which MTV is subject, nor to the knowledge of MTV are any such legal proceedings threatened.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         There have been no changes in or disagreements with MTV's accountants, Weinberg & Company, P.A.

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

         MTV is a privately-owned corporation; therefore, there is no public market price available with respect to MTV's common stock. Since its inception, MTV has not paid any dividends with respect to MTV's common stock.

         On August 31, 2000, MTV had 24 shareholders.

                                MANAGEMENT OF MTV

         The following table sets forth the names, ages and positions of the executive officers and directors of MTV:

NAME                                AGE           POSITION
----                                ---           --------

Edward G. Greger, M.D.              72            Chief Executive Officer
                                                  and Chairman of the Board

Gil Dorland                         62            President and Director

Ronald Anderson                     59            Director

William Regelson, M.D.              74            Director and Director of
                                                  Scientific Research

         Edward G. Greger, M.D. is Chairman of the Board and Chief Executive Officer of MTV. Dr. Greger was previously the Director, Life Sciences, Central Intelligence Agency, and is retired from that position. Dr. Greger is in charge of the medical and scientific aspects of the Company's business. Dr. Greger is not currently drawing any salary, but is reimbursed for expenses incurred on behalf of MTV.

         Gil Dorland is President and a Director of MTV. Mr. Dorland was previously Vice President of Twentieth Century Fox (telecommuncations), a Director of Ramada Inns, Inc., and President of Health Maintenance Programs, Inc. Mr. Dorland is also the co-author of "Duty, Honor, Company," a book prescribing West Point principles in business, and "The Business Idea," a book which follows the development of a business idea from conception to profitability. Mr. Dorland is not currently drawing any salary, but is reimbursed for expenses incurred on behalf of MTV.

         Ronald Anderson is a Director of MTV and an accomplished entrepreneur in his own right. Mr. Anderson has over the past 30 years owned and operated Slumberland Furniture Company in Amery, Wisconsin, which operates two retail furniture stores, staffed by thirty employees. In addition, Mr. Anderson owns and manages significant rental real estate holdings in Wisconsin and is currently developing a 184 lot subdivision, also in Wisconsin. Mr. Anderson also formerly owned and operated King Koil Manufacturing for 18 years, staffed by 45 employees. Mr. Anderson currently sits on the Housing Authority Board of the City of Amery, Wisconsin, where he has served for the past 10 years. Mr. Anderson is not currently drawing any salary, but is reimbursed for expenses incurred on behalf of MTV.

         William Regelson, M.D. is a Director and also the Director of Scientific Research for MTV. Dr. Regelson is a Professor of Medicine at Virginia Commonwealth University, College of Medicine (Medical College of Virginia) in Richmond, Virginia since 1967. He helped in the creation of the University's Cancer Center and has joint appointments in Microbiology and BioMedical Engineering. Both basic and clinical research in cancer has been his major preoccupation for the past 40 years. For the past 20 years he has also focused on studies in the physiology of aging, and was Research Director of a private foundation in Washington, D.C. (FIBER) from 1980-1985, stimulating research in the biology of aging. In connection with involvement with FIBER, Dr. Regelson has collaborated in writing two popular books, The Melatonin Miracle, and The Super Hormone Promise (Simon & Shuster) dealing with the decline of reproductive hormones as key factors in the aging process. For the past five years, apart from his interest in cancer, Dr. Regelson has done work regarding Alzheimer's Disease as related to defects in the microcirculation of the brain. He is also interested in the role of age and the disease related decline in native hormones such as DHEA, governing resistance to cancer, infection and stress. He is a coinventor of a novel hearing aid, now on the market, and a new anti-inflammatory agent currently under development. He has consulted for the pharmaceutical industry, cosmetic companies, and is involved in the development of Nutriceuticals as vitamin and antioxidant nutritional supports. Currently, aside from cancer research, Dr. Regelson is interested in the development of novel antioxidants, artificial blood, and the fabrication of an auxiliary heart using novel methods for enhancing pulsatile flow. He has published over 200 scientific articles during his academic career. Dr. Regelson is not currently drawing any salary, but is reimbursed for expenses incurred on behalf of MTV.

                             PRINCIPAL SHAREHOLDERS

         The following table contains information as of August 31, 2000, as to the beneficial ownership of shares of common stock of MTV of (i) all officers and directors of MTV, (ii) each person whom to the knowledge of MTV at that time, was the beneficial owner of 10% or more of the outstanding stock and (iii) all officers and directors of MTV as a group. As of August 31, 2000 there were issued and outstanding 2,293,155 shares of common stock. In contemplation of the Merger, the Board of Directors effectuated a forward stock split of 2,358 shares for each share owned as of August 22, 2000.

         NAME AND ADDRESS OF                                                          PERCENT OF CLASS
         BENEFICIAL OWNER                            AMOUNT AND NATURE                OF  BENEFICIAL OWNERSHIP
         ---------------------------                 -----------------                ------------------------

         Edward G. Greger, M.D.(1)                       1,886,400                             83%
         Gil Dorland(1)                                          0                              0%
         Ronald Anderson(1)                                      0                              0%
         William Regelson(1)                                     0                              0%
         All Officers and Directors as a                 1,886,400                             83%
         Group (4 persons)

         (1) Unless otherwise indicated and subject to applicable community property laws, each shareholder has sole voting and investment power with respect to all shares of MTV common stock beneficially owned by such shareholder. Unless otherwise indicated, the address of each shareholder is c/o Medical Technology Ventures, Inc., 1133 W. Ocean Drive, P.O. Box 510-099, Key Colony Beach, FL 33051-0099.

                         MANAGEMENT'S PLAN OF OPERATIONS

         The following discussion should be read in conjunction with MTV's audited financial statements for its fiscal years ended December 31, 1999 and December 31, 1998, attached hereto at page 46.

HISTORY AND PROSPECTIVE STRATEGIC ALLIANCES

         MTV was incorporated under Delaware law on May 29, 1984 by its founder, Dr. Edward Greger. During its first eight years of existence, MTV was relatively inactive. In 1992 and 1993, MTV began to develop its business strategy of developing a technology which would detect and treat hormonal related cancers and certain pulmonary disorders. At this time, MTV negotiated preliminary agreements with two research groups. In 1993, MTV reached a preliminary agreement with Bio Interface Technologies, Inc. ("BIT"). BIT would perform research to develop a new generation of diagnostic contrast agents and new drug delivery system, using BIT's proprietary tumor specific, hormone-based contrast agent in combination with magnetic particles.

         MTV had also reached a preliminary accord with RTP Pharma, Inc. RTP Pharma, Inc. would develop a system of pulmonary disease detection and drug delivery system utilizing its patented lecithin-based Microcrystal Drug Delivery Technology in combination with magnetic particles and currently utilized drug compounds.

         The proposed agreements between MTV, BIT and RTP Pharma, Inc. would grant MTV exclusive rights to the use of proprietary technologies and information, and for use of any patents issued, filed and to be filed covering the respective technologies as those patents related to the products to be initially developed, and to future products to be developed under the agreements.

         In 1993, MTV also negotiated the terms of a strategic alliance with Ferrofluidics Corporation ("Ferrofluidics") wherein Ferrofluidics would develop magnetic/ferrous particles to meet the specific needs of the breast cancer and lung cancer projects and subsequent projects to be undertaken at a future time. Ferrofluidics is one of the world leaders in the development and application of ferrous particles.

         None of the aforementioned preliminary agreements were actually executed by the parties due to MTV's absence of adequate funding at the time the negotiations occurred. MTV's plan is to renew the preliminary agreements once funding is available.

         In November 1998, MTV re-established its relationships with BIT and Ferrofluidics. BIT and Ferrofluidics have each indicated that they are eager to execute upon the parties' previously negotiated strategic alliances with MTV. MTV intends to also reestablish its relationship with RTP Pharma, Inc.

BUSINESS STRATEGY

         In the next few months, MTV plans to review the hormone receptor research to be prepared by BIT. Before entering into a definitive agreement with BIT, MTV wants to confirm (i) that the hormone receptors are patentable and (ii) that MTV will own or have exclusive rights to any patents for the hormone receptor. MTV's management estimates that it will take approximately six months to review the existing research.

         After the research has been conducted and the results verified, MTV will then ask BIT to perform the feasibility studies and clinical tests. As this time, MTV also plans on entering into an exclusive supply agreement with Ferrofluidics. MTV anticipates that conclusion of development and feasibility work within 12-18 months and conclusion of preliminary human trials within twelve months. This accelerated timetable is possible since the technologies to be employed are commercially available, magnetic particles are available and the drug compounds to be used are presently in common use. In addition, because the focus in catastrophic diseases such as breast cancer and lung cancer, the regulatory review path is expected to be expeditious.

RESULTS OF OPERATION

         Since the beginning of its development stage on January 1, 1993, MTV has engaged in business development activities and has had no sales. Its operating expenses since the beginning of its development stage on January 1, 1993 through April 30, 2000 have been approximately $188,000. These operating expenses have consisted primarily of the following: reimbursement of business expenses incurred by officers and directors relating to investigating business opportunities and establishing relationships, as well as legal, accounting and consulting fees.

LIQUIDITY AND CAPITAL RESOURCES

         MTV has financed its operations and research and development activities primarily from sales of its common stock and capital contributions from its founding shareholder, Dr. Greger. In November 1994 and July 1998, MTV completed private offerings in the amount of $225,000 and $300,000, respectively. Net cash used in operating activities since MTV's inception is approximately $161,597.

         MTV believes that its current cash reserves will allow MTV to meet its expected operating expenses for at least nine months following the date of this Proxy Statement/Prospectus. MTV believes that its future working capital requirements will be satisfied from future borrowing and/or sales by MTV of additional securities. If MTV is unable to obtain adequate financing, it may be required to curtail its research or development activities. No additional funding for any other purpose has been committed to date.

                       DESCRIPTION OF MTV'S CAPITAL STOCK

         The following description of MTV's securities does not purport to be complete and is subject in all respects to applicable law of the District of Columbia and to the provisions of MTV's Certificate of Incorporation.

GENERAL

         The Amended Certificate of Incorporation of MTV authorizes 20,000,000 shares of Common Stock, $.001 par value per share.

COMMON STOCK

         MTV currently has 2,293,155 shares of common stock outstanding. Holders of MTV's Common Stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of holders of MTV's common stock, including the election of directors. There is no right to cumulate votes for the election of directors. Shareholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of MTV's shareholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of MTV's Certificate of Incorporation.

         Holders of MTV's common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by MTV's Board of Directors, from funds legally available therefore. In the event of liquidation, dissolution or winding up of the affairs of MTV, all assets and funds of MTV remaining after the payment of all debts and other liabilities shall be distributed, pro rata, among the holders of MTV common stock. Holders of MTV common stock are not entitled to preemptive or subscription or conversion rights and there are no redemption or sinking fund provisions applicable to MTV common stock. All outstanding shares of MTV common stock are, and the shares of MTV common stock offered hereby will be when issued, fully paid and non-assessable.

                                APPRAISAL RIGHTS

         Holders of record of Hemo who do not vote in favor of the Merger Proposal and who otherwise comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under Section 29-373 of the District of Columbia Business Corporation Act ("DCBCA"). A person having a beneficial interest in shares of Hemo common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

         The following discussion is not a complete statement of the law pertaining to appraisal rights under the DCBCA and is qualified in its entirety by the full text of Section 29-373 which is reprinted in its entirety as Exhibit
C. All references in Section 29-373 and in this summary to a "shareholder" or "holder" are to the record holder of the shares of Hemo common stock as to which appraisal rights are asserted.

         Under the DCBCA, holders of shares of Hemo common stock ("Appraisal Shares") who follow the procedures set forth in Section 29-373 will be entitled to have their Appraisal Shares appraised by any court of competent jurisdiction within the District of Columbia and to receive payment forthwith for the "fair value" for their Appraisal Shares as of the day prior to the date on which the vote was taken approving the merger, together with interest at the rate of 5% per annum.

         Under Section 29-366 of the DCBCA, where a proposed merger is to be submitted for approval at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, must notify each of its shareholders of record entitled to vote at such meeting.

         This Proxy Statement/Prospectus constitutes such notice to the holders of Appraisal Shares and the applicable statutory provisions of the DCBCA are attached to this Proxy Statement/Prospectus as Exhibit C. Any shareholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Exhibit C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DCBCA.

         A holder of Appraisal Shares wishing to exercise such holder's appraisal rights (a) must file a written objection to the Merger Proposal with Hemo, prior to or at the September ____, 2000 meeting of shareholders at which the Merger Proposal is submitted to vote, (b) must not vote in favor of the Merger Proposal and (c) within 20 days after the Merger is effected, must make written demand on MTV for payment of the fair value of his or her shares as of the day prior to the date on which vote was taken approving the Merger. Such a demand shall state the number and class of the shares owned by the dissenting shareholder. Any shareholder failing to make demand within the 20 day period shall be bound by the terms of the Merger.

         All written demands for appraisal should be sent or delivered to English, McCaughan & O'Bryan, P.A., 100 N.E. Third Avenue, Suite 1100, Fort Lauderdale, Florida 33301, Attention: Gerald W. Gritter, Esq.

         If within 30 days after the effective date of the Merger the value of the shares is agreed upon between the shareholder exercising his or her appraisal rights and MTV, payment for the Appraisal Shares shall be made within 90 days after the consummation of the Merger, or upon surrender of the certificate or certificates representing Appraisal Shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in Hemo.

         If within the period of 30 days the shareholder and MTV do not agree on fair value, the dissenting shareholder may, within 60 days after the expiration of the 30 day period, file a petition in any court of competent jurisdiction within the District of Columbia asking for a determination of the fair value of the Appraisal Shares, and shall be entitled to judgment against MTV for the amount of the fair value as of the day prior to the date on which the vote was taken approving the Merger Proposal, together with interest at the rate of 5% per annum to the date of the judgment. The judgment will be payable forthwith, upon surrender of the certificate or certificates representing the shares of Hemo. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares or in MTV.

         The right of a dissenting shareholder to be paid the fair value of his or her shares as provided by Section 29-373 shall cease if and when the corporation abandons the Merger.

         The foregoing discussion only summarizes Section 29-373. Hemo shareholders are urged to review such section in its entirety which is included as Exhibit C to this Proxy Statement/Prospectus. Any holder of Hemo common stock who intends to dissent from the Merger should review the text of Section 29-373 carefully and should also consult with his or her attorney. Any Hemo shareholder who fails to strictly follow the procedures set forth in Section 29-373 will forfeit such dissenters' rights.

                                  OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, the Hemo Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy

Statement/Prospectus. If any other matters shall properly come before the Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of MTV.

                                  LEGAL MATTERS

         The validity of the MTV common stock to be issued in the Merger will be passed upon by English, McCaughan & O'Bryan, P.A. of Fort Lauderdale, Florida.

                                     EXPERTS

         The audited financial statements of MTV at December 31, 1999 and 1998, and Hemo at June 30, 1999 and 1998, have been audited by Weinberg & Company, P.A., independent auditors, as set forth in their reports thereon and incorporated herein. Such audited financial statements have been incorporated herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             INDEPENDENT ACCOUNTANTS

         Representatives of Weinberg & Company, P.A. are expected to be present at the Special Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.



                                           INDEX TO FINANCIAL STATEMENTS

                          MEDICAL TECHNOLOGY VENTURES, INC. (A DEVELOPMENT STAGE COMPANY)

Balance Sheet (unaudited) as of April 30, 2000 .......................................................42

Statements of Operations (unaudited) for the Four Months Ended April 30, 2000 and 1999 and for the Period from January 1, 1993 (inception of development stage) to April 30, 2000 .............................................................................43

Statements of Cash Flows (unaudited) for the Four Months Ended April 30, 2000 and 1999 and for the Period from January 1, 1993 (inception of development stage) to April 30, 2000 .............................................................................44

Notes to Financial Statements ........................................................................45


                          MEDICAL TECHNOLOGY VENTURES, INC. (A DEVELOPMENT STAGE COMPANY)

Report of Independent Auditors.......................................................................46

Balance Sheet of Medical Technology Ventures, Inc. at December 31, 1999..............................47

Statements of Operations of Medical Technology Ventures, Inc. for the years ended December 31, 1999 and 1998 and for the period from January 1, 1993
(inception of development stage) to December 31, 1999................................................48

Statement of Changes in Stockholders' Equity of Medical Technology
Ventures, Inc. for the period from January 1, 1993 (inception of development stage) to December 31, 1999..............................................................49

Statements of Cash Flows of Medical Technology Ventures, Inc. for the years ended December 31, 1999 and 1998 and for the period from January 1, 1993
(inception of development stage) to December 31, 1999 ...............................................50

Notes to Financial Statements........................................................................51


                                    HEMOKINETICS, INC.(A DISCONTINUED COMPANY)

Report of Independent Auditors.......................................................................55

Balance Sheet of Hemokinetics, Inc. at June 30, 1999.................................................56


                                       40





Statements of Operations of Hemokinetics, Inc. for the years ended
June 30, 1999 and 1998 ..............................................................................57

Statement of Changes in Stockholders' Deficiency of Hemokinetics, Inc.
for the years ended June 30, 1999 and 1998 ..........................................................58

Statements of Cash Flows of Hemokinetics, Inc. for the years ended June 30, 1999 and 1998 ........................................................................59

Notes to Financial Statements........................................................................60


                        MEDICAL TECHNOLOGY VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                 APRIL 30, 2000
                                 --------------

                                     ASSETS
Current Assets

      Cash                                                     $  17,584
      Loan receivable - stockholder                              333,428
                                                               ---------

Total current assets                                             351,012
                                                               ---------

Furniture and fixtures, net                                          124
                                                               ---------

TOTAL ASSETS                                                   $ 351,136
                                                               =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

      Accounts payable and accrued expenses                    $     825
                                                               ---------

Total current liabilities                                            825
                                                               ---------

TOTAL LIABILITIES                                                    825
                                                               ---------

Commitments and contingencies

STOCKHOLDERS' EQUITY

      Common stock, $0.001 par value, 20,000,000 shares
         authorized, 2,293,155 shares issued and
         outstanding                                               2,293
      Additional paid-in capital                                 535,787
      Deficit accumulated during development stage              (187,769)
                                                               ---------

TOTAL STOCKHOLDERS' EQUITY                                       350,311
                                                               ---------

TOTAL LIABILITES AND STOCKHOLDERS' EQUITY                      $ 351,136
                                                               =========


                 See accompanying notes to financial statements

                        MEDICAL TECHNOLOGY VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                            ------------------------

                                              Cumulative From
                                              January 1, 1993
                                               (Inception of
                                                Development
                                                 Stage) to        Four Months Ended     Four Months Ended
                                               April 30, 2000       April 30, 2000         April 30, 1999
                                              ---------------      ----------------      -----------------

REVENUES                                        $      --             $      --             $      --
                                                -----------           -----------           -----------

EXPENSES

Auto expenses                                        29,627                  --                    --
Bad debt provision                                   12,524                 4,024                   930
Loss on investment                                   10,000                  --                    --

Contractual labor/consulting                         12,636                  --                    --
Depreciation expense                                    373                    19                    32
Professional fees                                   155,308                 8,349                44,757
Travel expenses                                      52,096                  --                   1,500
General and administrative expenses                  10,614                   262                   298
                                                -----------           -----------           -----------

TOTAL EXPENSES                                      283,178                12,654                47,517
                                                -----------           -----------           -----------

LOSS FROM OPERATIONS                               (283,178)              (12,654)              (47,517)

OTHER INCOME (EXPENSE)

               Interest income                       95,410                 7,749                 7,217
                                                -----------           -----------           -----------

NET LOSS                                        $  (187,768)          $    (4,905)          $   (40,300)
                                                ===========           ===========           ===========


Net loss per share - basic and diluted          $     (0.09)          $    (0.002)          $     (0.02)

Weighted average number of shares
    outstanding during the period -
    basic and diluted                             2,145,780             2,293,155             2,293,155


                 See accompanying notes to financial statements

                        MEDICAL TECHNOLOGY VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                          Cumulative From
                                          January 1, 1993
                                          (Inception of
                                           Development
                                             Stage) to      Four Months Ended    Four Months Ended
                                          April 30, 2000      April 30, 2000      April 30, 1999
                                          --------------      --------------      --------------
Cash flows from operating
 activities
 Net loss                                   $(187,768)          $  (4,905)          $ (40,300)
 Adjustments to reconcile net loss
     to net cash used in operating
     activites:
     Depreciation                                 373                  19                  32
     Bad debt expense                           8,500                --                  --
     Loss on investment                        10,000                --                  --
     Changes in operating assets
         and liabilities:
         (Increase) decrease in:
            Prepaid expenses                     --                  --                  --
         Increase (decrease) in:
            Accounts payable                      824              (1,588)               --
                                            ---------           ---------           ---------
     Net cash used in operating
         activities                          (168,071)             (6,474)            (40,268)
                                            ---------           ---------           ---------

Cash flows from investing
 activities
 Purchase of property and
     equipment                                   (498)               --                  --
 Purchase of investment                       (10,000)               --                  --
 Loan receivable from stockholder            (333,427)            (16,733)            (20,039)
 Due from Hemokinetics                         (8,500)               --                  --
                                            ---------           ---------           ---------
 Net cash provided by investing
     activities                              (352,425)            (16,733)            (20,039)
                                            ---------           ---------           ---------

Cash flows from financing
 activities
 Proceeds from sale of common
     stock                                    538,080                --                  --
                                            ---------           ---------           ---------
 Net cash provided by financing
     activities                               538,080                --                  --
                                            ---------           ---------           ---------

Net increase (decrease) in cash                17,584             (23,207)            (60,307)

Cash and cash equivalents at
 beginning of year                               --                40,791             172,652
                                            ---------           ---------           ---------

CASH AND CASH
 EQUIVALENTS AT APRIL 30                    $  17,584           $  17,584           $ 112,345
                                            =========           =========           =========



                 See accompanying notes to financial statements

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1            BASIS OF PRESENTATION
------            ---------------------

                  The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.

                  It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

                  For further information, refer to the financial statements and footnotes, included in the Company's Form S-4 for the year ended December 31, 1999.

NOTE 2            GOING CONCERN
------            -------------

                  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred net losses and negative cash flows from operating activities form inception through April 30, 2000 and has an accumulated deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern, and if substantial additional funding is not acquired or alternative sources developed to meet the Company's working capital needs, management will be required to curtail its operations.

                  Management's plans are to merge with Hemokinetics and to seek additional equity capital to implement its research and development activities to develop alternative methodologies regarding the treatment of certain cancers and other terminal diseases. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

NOTE 3            CAPITAL
------            -------

                  In August 2000, the Company amended its articles of incorporation to increase its authorized number of shares of common stock from 1,000 to 20,000,000 and decrease the par value of its common stock from $0.10 to $0.001. In addition, the Board of Directors and shareholders approved a 2,358 for 1 stock split.

                  All share quantities, amounts, per share data, and par value in the accompanying financial statements have been retroactively restated to reflect the above change.

                        MEDICAL TECHNOLOGY VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
Medical Technology Ventures, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Medical Technology Ventures, Inc. (a development stage company) as of December 31, 1999 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1999 and 1998 and for the period from January 1, 1993 (inception of development stage) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Medical Technology Ventures, Inc. (a development stage company) as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and for the period from January 1, 1993 (inception of development stage) to December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.


Boca Raton, Florida
February 28, 2000

                        MEDICAL TECHNOLOGY VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                               DECEMBER 31, 1999
                               -----------------

                                     ASSETS
                                     ------
CURRENT ASSETS
    Cash                                                                        $  40,791
    Loans receivable - stockholder                                                316,695
                                                                                ---------

TOTAL CURRENT ASSETS                                                              357,486

Furniture and fixtures, net                                                           143
                                                                                ---------

TOTAL ASSETS                                                                    $ 357,629
                                                                                =========




                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
    Accounts payable and accrued expenses                                       $   2,412

TOTAL CURRENT LIABILITIES                                                           2,412
                                                                                ---------

TOTAL LIABILITIES                                                                   2,412
                                                                                ---------
Commitments and contingencies

STOCKHOLDERS' EQUITY
    Common stock, $0.001 par value, 20,000,000 shares authorized,
        2,293,155 shares issued and outstanding                                     2,293
    Additional paid-in capital                                                    535,787
    Deficit accumulated during development stage                                 (182,863)
                                                                                ---------
TOTAL STOCKHOLDERS' EQUITY                                                        355,217
                                                                                ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $ 357,629
                                                                                =========









                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                        MEDICAL TECHNOLOGY VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                            ------------------------

                                                                     Cumulative From
                                                                     January 1, 1993
                                                                      (Inception of
                                                                        Development
                                                                         Stage) to               Year ended              Year ended
                                                                     December 31, 1999              1999                    1998
                                                                     -----------------        ----------------        --------------

REVENUES                                                                $      --               $      --               $      --
                                                                        -----------             -----------             -----------

EXPENSES

Auto expenses                                                                29,627                    --                     6,087
Bad debt allowance                                                            8,500                    --                      --
Loss on investment                                                           10,000                    --                      --

Contractual labor/consulting                                                 12,636                    --                     8,736
Depreciation expense                                                            354                      95                     159
Professional fees                                                           146,959                  66,746                  69,308
Travel expenses                                                              52,096                   5,000                  20,274
General and administrative expenses                                          10,352                   1,478                   4,201
                                                                        -----------             -----------             -----------

TOTAL EXPENSES                                                              270,524                  73,319                 108,765
                                                                        -----------             -----------             -----------

LOSS FROM OPERATIONS                                                       (270,524)                (73,319)               (108,765)

OTHER INCOME (EXPENSE)

   Interest income                                                           87,661                  22,834                  19,147
                                                                        -----------             -----------             -----------

NET LOSS                                                                $  (182,863)            $   (50,485)            $   (89,618)
                                                                        ===========             ===========             ===========

Net loss per share - basic and diluted                                  $     (0.09)            $     (0.02)            $     (0.04)

Weighted average number of shares
   outstanding during the period -
   basic and diluted                                                      2,138,803               2,293,155               2,240,245








                 See accompanying notes to financial statements



                                         MEDICAL TECHNOLOGY VENTURES, INC.
                                           (A DEVELOPMENT STAGE COMPANY)
                                   STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                   --------------------------------------------
             FOR THE PERIOD FROM JANUARY 1, 1993 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31, 1999


                                                                                         ACCUMULATED
                                                                                           DEFICIT
                                                                          ADDITIONAL     DURING THE
                                                COMMON STOCK               PAID-IN       DEVELOPMENT   SUBSCRIPTIONS
                                            SHARES         AMOUNT          CAPITAL          STAGE        RECEIVABLE         TOTAL
                                         ----------      ----------      ----------      ----------      ----------      -----------

   Common stock issued to founder         1,886,400      $    1,886      $   (1,806)     $     --        $     --        $       80
   Common stock issued for cash             185,103             185         156,815            --              --           157,000
   Contributed capital                         --              --            10,000            --              --            10,000
   Net loss 1993                               --              --              --              (405)           --              (405)
                                         ----------      ----------      ----------      ----------      ----------      ----------
Balance, December 31, 1993                2,071,503           2,071         165,009            (405)           --           166,675

   Common stock issued for cash              30,654              31          25,969            --            (3,000)         23,000
   Net loss 1994                               --              --              --           (12,142)           --           (12,142)
                                         ----------      ----------      ----------      ----------      ----------      ----------
Balance, December 31, 1994                2,102,157           2,102         190,978         (12,547)         (3,000)        177,533

   Common stock issued for cash              49,518              50          41,950            --           (25,000)         17,000
   Common stock refunds                      (5,895)             (6)         (4,994)           --              --            (5,000)
   Contributed capital                         --              --             3,000            --             3,000           6,000
   Net loss 1995                               --              --              --            (7,129)           --            (7,129)
                                         ----------      ----------      ----------      ----------      ----------      ----------
Balance, December 31, 1995                2,145,780           2,146         230,934         (19,676)        (25,000)        188,404

   Payment of subscriptions
     receivable                                --              --              --              --
   Common stock refunds                      (5,895)             (6)         (4,994)           --              --            (5,000)
   Net loss 1996                               --              --              --             3,896            --             3,896
                                         ----------      ----------      ----------      ----------      ----------      ----------
Balance, December 31, 1996                2,139,885           2,140         225,940         (15,780)           --           212,300

   Common stock issued for cash              17,685              18          14,982            --              --            15,000
   Net loss 1997                               --              --              --           (26,980)           --           (26,980)
                                         ----------      ----------      ----------      ----------      ----------      ----------
Balance, December 31, 1997                2,157,570           2,158         240,922         (42,760)           --           200,320

   Common stock issued for cash             141,480             141         299,859            --              --           300,000
   Common stock refunds                      (5,895)             (6)         (4,994)           --              --            (5,000)
   Net loss 1998                               --              --              --           (89,618)           --           (89,618)
                                         ----------      ----------      ----------      ----------      ----------      ----------
Balance, December 31, 1998                2,293,155      $    2,293      $  535,787      $ (132,378)     $     --        $  405,702

   Net loss 1999                               --              --              --           (50,485)           --           (36,546)
BALANCE, DECEMBER 31, 1999                2,293,155      $    2,293      $  535,787      $ (182,863)     $     --        $  355,217
                                         ==========      ==========      ==========      ==========      ==========      ==========

                                  SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                        MEDICAL TECHNOLOGY VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                Cumulative From
                                                January 1, 1993
                                                (Inception of
                                                 Development
                                                   Stage) to         Year ended          Year ended
                                              December 31, 1999   December 31, 1999   December 31, 1998
                                              -----------------   -----------------   -----------------
Cash flows from operating activities
   Net loss                                      $(182,863)          $ (50,485)          $ (89,618)
   Adjustments to reconcile net loss
     to net cash used in operating
     Activities:
     Depreciation                                      354                  95                 159
     Bad debt expense                                8,500                --                  --
     Loss on investment                             10,000                --                  --
     Changes in operating assets
       And liabilities:
       (Increase) decrease in:
         Prepaid expenses                             --                  --                   980
       Increase (decrease) in:
         Accounts payable                            2,412              (4,340)              6,752
                                                 ---------           ---------           ---------
     Net cash used in operating
       activities                                 (161,597)            (54,730)            (81,727)
                                                 ---------           ---------           ---------

Cash flows from investing activities
   Purchase of property and
     equipment                                        (498)               --                  --
   Purchase of investment                          (10,000)               --                  --
   Loan receivable from
   Stockholder                                    (316,694)            (77,132)            (43,869)
   Due from hemokinetics                            (8,500)               --                 1,500
   Net cash provided by investing
     activities                                   (335,692)            (77,132)            (42,369)
                                                 ---------           ---------           ---------

   Cash flows from financing activities
   Proceeds from sale of common
     stock                                         538,080                --               295,000
   Net cash provided by financing
     activities                                    538,080                --               295,000
                                                 ---------           ---------           ---------
Net increase (decrease) in cash                     40,791            (131,862)            170,904

Cash and cash equivalents at
   beginning of year                                  --               172,653               1,749
                                                 ---------           ---------           ---------
CASH AND CASH EQUIVALENTS AT
   END OF YEAR                                   $  40,791           $  40,791           $ 172,653
                                                 =========           =========           =========



                 See accompanying notes to financial statements

                        MEDICAL TECHNOLOGY VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 1999
                             -----------------------

 NOTE 1           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION
 ------           -----------------------------------------------------------

                  (A)   Organization
                  ------------------

                  Medical Technology Ventures, Inc. (the "Company") is a development stage company which has developed concepts for alternative methodologies regarding the treatment of certain cancers and other terminal diseases. The Company was originally incorporated in May 1984 under the name of Ferro-Medical, Inc. and has been inactive since that time except for the issuance of common stock pursuant to private placements in 1993 and 1998 and certain expenses related to investigating the business and developing relationships with third parties. The Company is considered to have entered the development stage when it began the process of raising equity funds on January 1, 1993.

                  (B)   Use of Estimates
                  ----------------------

                  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

                  (C)   Cash and Cash Equivalents
                  -------------------------------

                  For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

                  (D)   Investments
                  -----------------

                  The Company accounts for investments in non-marketable equity securities in accordance with Accounting Principles Board Opinion No. 18 ("APB 18") and related interpretations. Under APB 18, investments in corporate joint ventures and other common stock of less than 20% are generally accounted for using the cost method while investments between 20% and 50% are generally accounted for using the equity method.

                  Under the cost method, investments are recorded and reported at original cost until they are partially or entirely disposed of or the original cost value has been impaired. Under the equity method, the investment is recorded at original cost and periodically increased (decreased) by the investor's proportionate share of earnings (losses) of the investee and decreased by all dividends received by the investor from the investee.

                        MEDICAL TECHNOLOGY VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 1999
                             -----------------------

                  (E)   Property and Equipment
                  ----------------------------

                  Property and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets of five years.

                  (F)   Income Taxes
                  ------------------

                  The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ('Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NOTE 2            CONCENTRATIONS OF CREDIT RISK
------            -----------------------------

                  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits which, at times, exceed federally insured limits.

NOTE 3            LOAN RECEIVABLE - STOCKHOLDER
------            -----------------------------

                  The Company has entered into a loan agreement with its principal stockholder whereby the stockholder will repay the Company for non-compensatory cumulative draws through December 31, 1999. The loan bears interest at 7%, is unsecured, and is due six months after demand.

NOTE 4            INVESTMENT IN HEMOKINETICS, INC.
------            --------------------------------

                  On April 17, 1997 the Company acquired a 47.7% voting interest in Hemokinetics, Inc. ("Hemokinetics"), an inactive publicly held company with no recent operations, for a total purchase price of $10,000. The investment is accounted for under the equity method of accounting. As of December 31, 1997 Hemokinetics was inactive and had no material assets. The Company determined that there was a loss in the value of the investment, which was other than temporary. Accordingly, the investment in Hemokinetics was reduced to its net realizable value of zero as of December 31, 1997. The Company intends to file a Form S-4 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, to merge Hemokinetics into the Company, with the Company becoming the surviving entity. The merger will be accounted for as a recapitalization of the Company.

                        MEDICAL TECHNOLOGY VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 1999
                             -----------------------

NOTE 5            DUE FROM HEMOKINETICS
------            ---------------------

                  During 1997, the Company advanced $8,500 to Hemokinetics. At December 31, 1997, Hemokinetics was inactive and had no material assets. Accordingly, the Company has established a 100% allowance for doubtful accounts for this amount.

 NOTE 6           INCOME TAXES
 ------           ------------

                  The Company has no income tax expense in 1999 and 1998 due to its operating losses.

                  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows:

                                                           1999          1998
                                                           ----          ----

                  Deferred tax assets:

                     Net operating loss carryforward     $ 62,173      $ 45,009
                                                         --------      --------

                     Total gross deferred assets           62,173        45,009
                     Less valuation allowance             (62,173)      (45,009)
                                                         --------      --------

                  Net deferred tax assets                $   --        $   --
                                                         ========      ========

                  At December 31, 1999, the company had net operating loss carryforwards of approximately $182,000 available to offset future taxable income expiring on various dates through 2019.

                  The valuation allowance at January 1, 1999 was $45,009. The net change in the valuation allowance during 1998 was an increase of $17,164.

NOTE 7            STOCKHOLDERS EQUITY
------            -------------------

                  (A)   Common Stock
                  ------------------

                  The Company has authorized 1,000 shares of common stock.

                  (B)   Private Placements
                  ------------------------

                  In March 1993 the Company initiated a private placement offering pursuant to Regulation D to offer up to 250 shares of common stock at a price of $2,000 per share. During the period from March 1993 to December 31, 1997, the Company raised $225,000 through the sale of 112.5 shares of common stock.

                  On April 1, 1998 the Company initiated a private placement offering pursuant to Regulation D to offer up to 100 shares of common stock at a price of $5,000 per share. During the period from April to May 1998 the Company raised $300,000 from three investors through the sale of 60 shares of common stock.

NOTE 8            GOING CONCERN
------            -------------

                  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of $50,485 and negative cash flows from operating activities of $54,730 during 1999 and had an accumulated deficit of $182,863 at December 31, 1999. These conditions raise substantial doubt about the Company's ability to continue as a going concern, and if substantial additional funding is not acquired or alternative sources developed to meet the Company's working capital needs, management will be required to curtail its operations.

                  Management's plans are to merge with Hemokinetics (See Note 4) and to seek additional equity capital to implement its research and development activities to develop alternative methodologies regarding the treatment of certain cancers and other terminal diseases. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

NOTE 9            SUBSEQUENT EVENTS
------            -----------------

                  In August 2000, the Company amended its Articles of Incorporation to increase its authorized number of shares of common stock from 1,000 to 20,000,000 and decrease the par value of its common stock from $0.1 to $0.001. In addition, the Board of Directors and shareholders approved a 2,358 for 1 stock split.

                  All share quantities, amounts, per share data, and par value in the accompanying financial statements have been retroactively restated to reflect the above changes.

                                                HEMOKINETICS, INC.
                                               FINANCIAL STATEMENTS
                                              JUNE 30, 1999 AND 1998

                                           INDEPENDENT AUDITORS' REPORT


To the Board of Directors of:
  Hemokinetics, Inc.


We have audited the accompanying balance sheet of Hemokinetics, Inc. as of June 30, 1999 and the related statements of operations, changes in stockholders' deficiency and cash flows for the years ended June 30, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Hemokinetics, Inc. as of June 30, 1999 and the results of its operations and its cash flows for the years ended June 30, 1999 and 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has been inactive for several years, closed its only bank account in July 1998, and intends to merge with another corporation that, as a result of the merger, will be the surviving entity. This raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.

Boca Raton, Florida
May 22, 2000

                               HEMOKINETICS, INC.
                                  BALANCE SHEET
                                  JUNE 30, 1999

ASSETS

TOTAL ASSETS                                                              $      --
                                                                          ===========


LIABILITIES AND STOCKHOLDERS' DEFICIENCY


CURRENT LIABILITIES
   Accounts payable                                                       $     1,637
   Due to principal stockholder                                                 8,500
                                                                          -----------


TOTAL LIABILITIES                                                              10,137

                                                                          -----------



STOCKHOLDERS' DEFICIENCY
Common stock, $0.01 par value, 26,250,000 shares authorized 1,309,998
shares issued and outstanding                                                  13,100
   Additional paid-in capital                                               3,021,494
   Accumulated deficit                                                     (3,044,731)
TOTAL STOCKHOLDERS' DEFICIENCY                                                (10,137)
                                                                          -----------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                            $      --

                                                                          ===========





                 See accompanying notes to financial statements

                               HEMOKINETICS, INC.
                STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
                   ------------------------------------------

                                                                1999              1998
                                                             -----------      -----------

REVENUES                                                     $      --        $      --

EXPENSES
General and administrative                                         2,075            1,690
                                                             -----------      -----------

TOTAL EXPENSES                                                     2,075            1,690
                                                             -----------      -----------

NET LOSS                                                     $    (2,075)     $    (1,690)
                                                             ===========      ===========

Net loss per share - basic and diluted                       $    (.0016)     $    (.0013)

Weighted average number of shares outstanding during the
   period - basic and diluted                                  1,309,998        1,309,998








                 See accompanying notes to financial statements

                               HEMOKINETICS, INC.
                STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
                   ------------------------------------------

                                                            ADDITIONAL
                                   COMMON STOCK              PAID-IN       ACCUMULATED
                              SHARES          AMOUNT         CAPITAL         DEFICIT           TOTAL
                           -----------     -----------     -----------     -----------      -----------


Balance, June 30, 1997       1,309,998     $    13,100     $ 3,021,494     $(3,040,966)     $    (6,372)

   Net loss 1997                  --              --              --            (1,690)          (1,690)
                           -----------     -----------     -----------     -----------      -----------

Balance, June 30, 1998       1,309,998          13,100       3,021,494      (3,042,656)          (8,062)

   Net loss 1998                  --              --              --            (2,075)          (2,075)
                           -----------     -----------     -----------     -----------      -----------

Balance, June 30, 1999       1,309,998     $    13,100     $ 3,021,494     $(3,044,731)     $   (10,137)
                           ===========     ===========     ===========     ===========      ===========





                 See accompanying notes to financial statements

                               HEMOKINETICS, INC.
                            STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998
                   ------------------------------------------

                                                       1999         1998
                                                     -------      -------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                          $(2,075)     $(1,690)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Increase (decrease) in:
         Accounts payable                              1,637         --
   NET CASH USED IN OPERATING ACTIVITIES                (438)      (1,690)
                                                     -------      -------


NET INCREASE (DECREASE) IN CASH                         (438)      (1,690)

Cash and cash equivalents at beginning of year           438        2,128
                                                     -------      -------

CASH AND CASH EQUIVALENTS AT END OF YEAR             $  --        $   438

                                                     =======      =======















                 See accompanying notes to financial statements

                               HEMOKINETICS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 1999
                               -------------------

NOTE 1            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION
------            -----------------------------------------------------------

                  (A)   Organization
                  ------------------

                  Hemokinetics, Inc. (the "Company") was incorporated in the District of Columbia in September 1980 to engage in the business of developing and marketing biomedical products and processes. The Company has been inactive since July 1993 with nominal royalty revenues and expenses. In April 1997, Medical Technology Ventures, Inc., a privately held company, acquired 625,000 common treasury shares of the Company representing a 47.7% voting interest in the Company and all then existing assets and residual future royalty revenues were assigned to another principal stockholder. In addition, certain liabilities to former officers and directors were forgiven. As of July 1998, the Company closed its only bank account. (See
                  Note 5)

                  (B)   Use of Estimates
                  ----------------------

                  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

                  (C)   Cash and Cash Equivalents
                  -------------------------------

                  For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

                  (D)  Income Taxes
                  -----------------

                  The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ('Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax

                               HEMOKINETICS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 1999
                               -------------------

                  rates is recognized in income in the period that includes the enactment date. At June 30, 1999, the Company has a substantial net operating loss carryforward. However, on merging with another corporation that will become the survivor, the net operating loss carryforward will not be available to be utilized against future earnings.

NOTE 2            CONCENTRATIONS OF CREDIT RISK
------            -----------------------------

                  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits. At June 30, 1999, the Company had no deposits at risk.

NOTE 3            DUE TO PRINCIPAL STOCKHOLDER
------            ----------------------------

                  At June 30, 1999, Medical Technology Ventures, Inc. ("MTV"), a 47.7% principal stockholder, was owed $8,500 relating to payments made to the Company's stock transfer agent on behalf of the Company.

NOTE 4            ACCOUNTS PAYABLE
------            ----------------

                  At June 30, 1999 accounts payable consisted of amounts due to the stock-transfer agent.

NOTE 5            GOING CONCERN
------            -------------

                  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has been inactive for several years, closed its only bank account in July 1998, and intends to merge with Medical Technologies Ventures, Inc. which will become the surviving corporation. (See Notes 1(A)). This condition raises substantial doubt about the Company's ability to continue as a going concern.

                                                                       EXHIBIT A

================================================================================


AGREEMENT AND PLAN OF MERGER
DATED AS OF SEPTEMBER ____, 2000

AMONG

MEDICAL TECHNOLOGY VENTURES, INC.

AND

HEMOKINETICS, INC.

         THIS MERGER AGREEMENT (the "Agreement") is entered into on September ___, 2000, by and among MEDICAL TECHNOLOGY VENTURES, INC., a Delaware corporation ("MTV") and HEMOKINETICS, INC., a District of Columbia corporation ("Hemokinetics").

                                    RECITALS

         The Boards of Directors of Hemokinetics and MTV believe that the merger of Hemokinetics with and into MTV would be advantageous and beneficial and in the best interests of MTV and Hemokinetics and their respective shareholders.

         It is the intention of the parties hereto that: (i) Hemokinetics shall be merged with and into MTV (the "Merger") (ii) effective as of Closing, each outstanding share of the common stock of Hemokinetics will be converted into a number of shares of the Merger Stock (as hereafter defined) equal to the number of shares of Merger Stock divided by the number of shares of Hemokinetics common stock outstanding as of the Closing Date; (ii) the issuance of the Merger Stock shall be registered under the Securities Act of 1933, as amended (the "Securities Act"), and under applicable state securities laws; and (iii) the Merger shall qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound, the parties hereto agree as follows:

         1.       RECITALS AND DEFINITIONS.

                  (a) The foregoing RECITALS are true and correct, and are incorporated herein and made a part hereof.

                  (b) For purposes of this Agreement, the terms set forth below shall have the following meanings:



         MTV STATEMENTS             -       audited financial statements of MTV as of and for the fiscal year ended December 31, 1999

         HEMOKINETICS

         STATEMENTS                 -       audited financial statements of Hemokinetics as of and for the fiscal year ended June 30, 1999, and unaudited financial
                                            statements of Hemokinetics as of and for the six months
                                            ended December 31, 1999

         CLOSING                    -       the consummation of the transaction of events set forth in
                                            Section 11 hereof

         CLOSING DATE               -       the day on which the Closing is held as set forth in Section 7 hereof and the time that Articles of Merger are filed in
                                            accordance with the laws of the State of Delaware and the
                                            District of Columbia

         COMMON STOCK               -       Common Stock, $.001 par value per share, of MTV

         MERGER                     -       the merger of Hemokinetics with and into MTV which will
                                            result in the conversion of each outstanding share of the
                                            common stock of Hemokinetics into shares of the Merger
                                            Stock

         MERGER STOCK               -       254,795 shares of MTV Common Stock

         2.       THE MERGER.

                  (a) Hemokinetics and MTV agree that on the Closing Date Hemokinetics shall be merged with and into MTV, which shall be the surviving corporation. Pursuant to the Merger, each share of common stock of Hemokinetics issued and outstanding immediately prior to the Closing shall, without any action on the part of the holder thereof, be converted into a number of shares of the Merger Stock (as hereafter defined) equal to the number of shares of Merger Stock divided by the number of shares of Hemokinetics common stock outstanding as of the Closing Date. No other consideration shall be payable to the Hemokinetics stockholders in connection with the Merger. The issuance of the Merger Stock will be registered pursuant to the Securities Act and applicable state securities laws.

                  (b) From and after the Closing, the Articles of Incorporation and Bylaws of MTV as in effect immediately prior to the Closing shall be the Articles of Incorporation and Bylaws of MTV, as the surviving corporation, until further amended.

         3. REPRESENTATIONS AND WARRANTIES OF MTV. As a material inducement to Hemokinetics to enter into this Agreement and consummate the transactions contemplated hereby, MTV makes the following representations and warranties to Hemokinetics. The representations and warranties are true and correct in all material respects at this date, and will be true and correct in all material respects on the Closing Date as though made on and as of such date.

                  (a) DUE ORGANIZATION. MTV is a corporation duly organized and validly existing; its status is active; it is qualified to do business and in good standing in each state where the properties owned, leased or operated, or the business conducted, by them require such qualification and where failure to so qualify would have a material adverse effect on their financial condition, properties, business or results of operations. MTV has the power to own its properties and assets and to carry on its business as now presently conducted.

                  (b) CAPITALIZATION. The authorized capitalization of MTV consists of 20,000,000 shares of $.001 par value common stock of which 2,293,155 shares are currently issued and outstanding. All issued and outstanding shares are duly authorized, validly issued, fully paid and non-assessable, and have been issued in compliance with applicable federal and state securities laws and regulations. Except for the foregoing, there are no outstanding or presently authorized securities, warrants, preemptive rights, subscription rights or options to issue any of MTV's securities.

                  (c) SHARES OF MERGER STOCK; NATURE OF TRANSACTIONS. The Merger Stock will be validly and legally issued, free and clear of all liens, encumbrances, transfer fees and preemptive rights, and will be fully paid and non-assessable. When consummated, the transactions provided in this Agreement, including the issuance and delivery of the Merger Stock, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code.

                  (d) MTV STATEMENTS. Schedule 3(d) contains the MTV Statements. The MTV Statements and financial information contained therein present fairly the financial condition of MTV for the periods covered (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material to MTV, taken as a whole, in amount or effect). The MTV Statements have been prepared in accordance with generally accepted accounting principles, consistently applied. The books and records of MTV, financial and other, are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

                  (e) UNDISCLOSED LIABILITIES. MTV does not have any liabilities or obligations of any nature, fixed or contingent, matured or unmatured, that are not shown or otherwise provided for in MTV Statements, except for liabilities and obligations arising subsequent to the date of MTV Statements in the ordinary course of business, none of which individually or in the aggregate will be materially adverse to the business or financial condition of MTV. There are no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 of the Financial Accounting Standards Board) of MTV that will not be adequately provided for.

                  (f) MATERIAL ADVERSE CHANGE. Since the date of the most recent MTV Statements, the business of MTV has been operated in the ordinary course and there has not been:

                           (i)      Any material adverse change in the business,
condition (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings or net worth of MTV for such period or at any time during such period.

                           (ii)     Any material damage, destruction or loss
(whether or not covered by insurance) affecting MTV or its assets, properties or businesses.

                           (iii)    Any declaration, setting aside or payment of
any dividend or other distribution in respect of any shares of the capital stock of MTV, or any direct or indirect redemption, purchase or other acquisition of any such stock or any agreement to do so.

                           (iv)     Any issuance or sale by MTV, or agreement by
MTV to sell or pledge any of its securities. No irrevocable proxies have been given with respect to any securities of MTV.

                           (v)      Any statute, rule, regulation or order
adopted by any governmental body, agency or authority (including orders of regulatory authorities with jurisdiction over MTV) that materially and adversely affects MTV or its business or financial condition.

                           (vi)     Any material increase in the rate of
compensation or in bonus or commission payments payable or to become payable to any of the salaried employees of MTV; provided, however, that this subsection shall not restrict or limit MTV in any way from hiring additional personnel who are required for their operations.

                           (vii)    Any other events or conditions of any
character that may reasonably be expected to have a materially adverse effect on MTV or their business or financial condition.

                  (g) LITIGATION. There are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the knowledge of MTV, threatened against MTV, whether at law or in equity, or before or by any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor does MTV know of any basis for any such action, suit, claim, investigation or proceeding.

                  (h) COMPLIANCE: GOVERNMENTAL AUTHORIZATIONS. MTV has complied in all material respects with all federal, state, local or foreign laws, ordinances, regulations and orders applicable to its business, including without limitation, federal and state securities, banking collection and consumer protection laws and regulations that, if not complied with, would materially and adversely affect its businesses. MTV has all federal, state, local and foreign governmental licenses and permits necessary for the conduct of its business. Such licenses and permits are in full force and effect. MTV knows of no violations of any such licenses or permits. No proceedings are pending or threatened to revoke or limit the use of such licenses or permits.

                  (i) TAX MATTERS. MTV has, or at the time of the Closing hereunder will have, filed all federal, state and local tax or related returns and reports due or required to be filed, which reports will accurately reflect in all material respects the amount of taxes due. MTV has paid all amounts or taxes or assessments that would be delinquent if not paid as of the date of this

Agreement, and will have paid such required amounts as of the Closing Date. There are no tax liens with respect to any properties owned by MTV.

                  (j) DUE AUTHORIZATION. Subject only to approval of this Agreement by MTV's shareholders, this Agreement has been duly authorized, executed and delivered by MTV and constitutes a valid and binding agreement of MTV enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will violate any order, writ, injunction or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any provisions of MTV's Articles of Incorporation or Bylaws, the terms or conditions or provisions of any note, bond, lease, mortgage, obligation, agreement, understanding, arrangement or restriction of any kind to which MTV is a party or by which MTV or its properties may be bound, or violates any statute, law, rule or regulation applicable to MTV. No consent or approval by any governmental authority is required in connection with the execution and delivery by MTV of this Agreement or the consummation of the transactions contemplated hereby.

                  (k) FULL DISCLOSURE. MTV has not, and will not have at the Closing Date, withheld disclosure of any events, conditions, and facts of which it may have knowledge and that may materially and adversely affect the business or prospects of Hemokinetics.

                  (l) BROKERAGE FEES. MTV has not incurred, and will not incur, any liability for brokerage or finder's fees or similar charges in connection with this Agreement.

                  (m) NO APPROVALS REQUIRED. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery by MTV of this Agreement or the consummation of the transactions described herein, except to the extent that MTV may be required to file reports in accordance with relevant regulations under federal and state securities laws.

         4. REPRESENTATIONS AND WARRANTIES OF HEMOKINETICS. Hemokinetics, as a material inducement to MTV to enter into this Agreement and consummate the transactions contemplated hereby, makes the following representations and warranties to MTV, which representations and warranties are true and correct in all material respects at this date, and will be true and correct in all material respects on the Closing Date as though made on and as of such date.

                  (a) DUE ORGANIZATION. Hemokinetics is a corporation duly organized, validly existing and in good standing under the laws of the District of Columbia. Hemokinetics has the corporate power to own its property and to carry on its business as now presently conducted.

                  (b) CAPITALIZATION. The authorized capital stock of Hemokinetics consists of 26,250,000 shares of Common Stock Class A, $.01 par value, of which 1,309,998.2 shares are outstanding as of the date of this Agreement. All of the outstanding shares of Common Stock have been validly issued and are fully paid and non-assessable. Hemokinetics has no shares of Common Stock reserved for issuance and there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued Common Stock or other securities of Hemokinetics obligating Hemokinetics to issue any securities.

                  (c) HEMOKINETICS STATEMENTS. Schedule 4(c) contains the Hemokinetics Statements. The Hemokinetics Statements fairly present the financial position of Hemokinetics as of the date thereof. The books and records, financial and other, of Hemokinetics are in all material respects complete and correct.

                  (d) UNDISCLOSED LIABILITIES. Hemokinetics has no liabilities or obligations of any nature, fixed or contingently matured or unmatured, that are not shown or otherwise provided for in Hemokinetics Statements or have not been disclosed to MTV.

                  (e) MATERIAL ADVERSE CHANGE. Since the date of the most recent Hemokinetics Statements, the business of Hemokinetics has been operated in the ordinary course and there has not been:

                           (i)      Any material adverse change in the business,
condition (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings or net worth of Hemokinetics for such period or at any time during such period.

                           (ii)     Any material damage, destruction or loss
(whether or not covered by insurance) affecting Hemokinetics or its assets, properties or businesses.

                           (iii)    Any declaration, setting aside or payment of
any dividend or other distribution in respect of any shares of the capital stock of Hemokinetics, or any direct or indirect redemption, purchase or other acquisition of any such stock or any agreement to do so.

                           (iv)     Any issuance or sale by Hemokinetics, or
agreement by Hemokinetics to sell or pledge any of its securities. No irrevocable proxies been given with respect to any securities of Hemokinetics.

                           (v)      Any statute, rule, regulation or order
adopted by any governmental body, agency or authority (including orders of regulatory authorities with jurisdiction over Hemokinetics) that materially and adversely affects Hemokinetics or its business or financial condition.

                           (vi)     Any material increase in the rate of
compensation or in bonus or commission payments payable or to become payable to any of the salaried employees of Hemokinetics.

                           (vii)    Any other events or conditions of any
character that may reasonably be expected to have a materially adverse effect on Hemokinetics or its business or financial condition.

                  (f) LITIGATION. There are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending against Hemokinetics, its assets or business, whether at law or in equity, or before or by any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor does Hemokinetics know of a threat of, or any basis for, any such action, suit, claim, investigation or proceeding.

                  (g) COMPLIANCE: GOVERNMENTAL AUTHORIZATIONS. Hemokinetics has complied in all material respects with all federal, state, local or foreign laws, ordinances, regulations and orders applicable to its business, including without limitation, federal and state securities, banking collection and consumer protection laws and regulations that, if not complied with, would materially and adversely affect its businesses. Hemokinetics has all federal, state, local and foreign governmental licenses and permits necessary for the conduct of its business. Such licenses and permits are in full force and effect. Hemokinetics knows of no violations of any such licenses or permits. No proceedings are pending or threatened to revoke or limit the use of such licenses or permits.

                  (h) TAX MATTERS. Hemokinetics has filed all federal, state and local, tax or related returns and reports due or required to be filed, which reports accurately reflect in all material respects the amount of taxes due. Hemokinetics has paid all taxes or assessments that have become due, other than taxes or charges being contested in good faith or not yet finally determined. Hemokinetics is not aware of any tax liens with respect to any properties owned by Hemokinetics.

                  (i) DUE AUTHORIZATION. Subject only to approval of this Agreement by Hemokinetics' shareholders, this Agreement has been duly authorized, executed and delivered by Hemokinetics and constitutes a valid and binding agreement of Hemokinetics enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will violate any order, writ, injunction or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any provisions of Hemokinetics' Articles of Incorporation or Bylaws, the terms or conditions or provisions of any note, bond, lease, mortgage, obligation, agreement, understanding, arrangement or restriction of any kind to which Hemokinetics is a party or by which Hemokinetics or its properties may be bound, or violates any statute, law, rule or regulation applicable to Hemokinetics. No consent or approval by any governmental authority is required in connection with the execution and delivery by Hemokinetics of this Agreement or the consummation of the transactions contemplated hereby.

                  (j) FULL DISCLOSURE. Hemokinetics has not, and will not have at the Closing Date, withheld disclosure of any events, conditions, and facts of which it may have knowledge and that may materially and adversely affect the business or prospects of Hemokinetics.

                  (k) BROKERAGE FEES. Hemokinetics has not incurred, and will not incur, any liability for brokerage or finder's fees or similar charges in connection with this Agreement.

                  (l) NO APPROVALS REQUIRED. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery by Hemokinetics of this Agreement or the consummation of the transactions described herein, except to the extent that Hemokinetics may be required to file reports in accordance with relevant regulations under federal and state securities laws.

         5. COVENANTS AND AGREEMENTS. The parties covenant and agree as follows:

                  (a) CONDUCT OF BUSINESS. From the date hereof through the date of the Closing, Hemokinetics and MTV shall conduct their respective businesses in the ordinary course and in material compliance with all requirements of law to which they are subject, keep their respective business and properties substantially intact.

                  (b) LITIGATION. Hemokinetics and MTV shall promptly notify each other of any lawsuit, claims, proceedings or investigations which after the date hereof are threatened or commenced against it or against any officer, director, employee, affiliate or consultant of it, with respect to the transactions contemplated hereby or which reasonably could be expected to have a material adverse effect.

                  (c) SHAREHOLDER APPROVAL. At the earliest practicable date following the date hereof, each of MTV and Hemokinetics shall obtain their respective shareholders' approval adopting this Agreement and approving the Merger.

                  (d) ISSUANCE OF CAPITAL STOCK. Neither MTV nor Hemokinetics shall issue, commit to issue, redeem or purchase, or amend the terms of, any of its capital stock after the date hereof.

                  (e) NOTIFICATION OF CERTAIN EVENTS. Each of MTV and Hemokinetics shall promptly be given notice by the other of any event, condition or circumstance occurring from the date hereof through the Closing Date which would constitute or which would, with the passage of time or giving notice or both, constitute a violation or breach of any representation or warranty contained herein occurring with respect to the party required to give notice pursuant to this Section.

                  (f) TAX TREATMENT. MTV and Hemokinetics undertake and agree to take no action which would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and agree that they will file no tax returns or otherwise take a position inconsistent with such tax treatment.

         6. DUE DILIGENCE AND TERMINATION. Hemokinetics and MTV each shall be entitled to conduct, and all of the parties agree to cooperate in the conduct of, such due diligence as Hemokinetics or MTV may wish to conduct prior to and on the Closing Date to verify the truth, accuracy and completeness of representations and warranties of the other parties to this Agreement. Either party may terminate this Agreement without liability to the other if the Merger has not been completed by December 31, 2000.

         7. CLOSING DATE. Both parties will diligently and continuously pursue the actions required to close the Merger as soon as possible, using best efforts to close by September 29, 2000. Either party may extend the Closing Date upon demonstration to the reasonable satisfaction of the other party that they are diligently pursuing the performance of, and compliance with, all conditions precedent to their obligations hereunder.

         8. CONDITIONS PRECEDENT TO OBLIGATIONS OF MTV. All obligations of MTV under this Agreement are subject to the fulfillment, prior to or on the Closing Date (unless otherwise stated herein), of each of the following conditions, any one or all of which may be waived by MTV:

                  (a) The shareholders of Hemokinetics and MTV shall have approved the execution of this Agreement and the Merger thereby.

                  (b) The representations and warranties made by Hemokinetics contained in this Agreement or in any certificate or document delivered to MTV pursuant to the provisions hereof at the Closing shall be true in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

                  (c) Hemokinetics shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  (d) Any Due Diligence Examination by MTV prior to the Closing Date shall not have resulted in the discovery of any materially adverse information concerning the business, condition (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings or net worth of Hemokinetics.

         9. CONDITIONS PRECEDENT TO OBLIGATIONS OF HEMOKINETICS. All obligations of Hemokinetics under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or all of which may be waived in writing by Hemokinetics:

                  (a) The shareholders of MTV and Hemokinetics shall have approved the execution of this Agreement and the Merger thereby.

                  (b) The representations and warranties made by MTV contained in this Agreement or in any certificate or document delivered to Hemokinetics pursuant to the provisions hereof at the Closing shall be true in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

                  (c) MTV shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  (d) Any Due Diligence Examination by Hemokinetics prior to the Closing Date shall not have resulted in the discovery of any materially adverse information concerning the business, condition (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings or net worth of MTV.

         10. NATURE OF REPRESENTATIONS AND WARRANTIES. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises or information, written or oral, made by the other party or parties or any other person shall not be deemed a waiver of any breach of any such representation, warranty, covenant or agreement.

         11. CLOSING. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

                  (a) Hemokinetics will deliver, or cause to be delivered, to MTV the following:

                           (i)      All corporate records of Hemokinetics,
including without limitation corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended to the Closing Date), stock books, stock transfer books, corporate seals, and such other corporate books and records as may reasonably be requested by MTV and its counsel.

                           (ii)     A Certificate of Status from the Secretary
of State of the District of Columbia, dated at or about the Closing Date, to the effect that such corporation is in good standing under the laws of the District of Columbia.

                           (iii)    Copies of resolutions of the Board of
Directors and Shareholders of Hemokinetics authorizing the transactions contemplated under this Agreement.

                           (iv)     Such documents as may be needed to
accomplish the Merger under the corporate laws of the District of Columbia.

                           (v)      Such other instruments, documents and
certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement.

                  (b) MTV will deliver or cause to be delivered to Hemokinetics:

                           (i)      Stock issuance instructions to MTV's
transfer agent for the conversion of Hemokinetics common stock to MTV common stock, within five business days after the Closing Date.

                           (ii)     A Certificate of Status for MTV from the
Secretary of State of Delaware, dated at or about the Closing Date, to the effect that such corporation is in good standing under the laws of Delaware.

                           (iii)    Copies of resolutions of the Board of
Directors and Shareholders of MTV authorizing the transactions contemplated under this Agreement.

                           (iv)     Such documents as may be needed to
accomplish the Merger under the corporate laws of the State of Delaware.

                           (v)      Such other instruments, documents and
certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement, or that may be reasonably requested in furtherance of the provisions of this Agreement.

         12.      MISCELLANEOUS.

                  (a) FURTHER ASSURANCES. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such further action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

                  (b) TIME.  Time is of the essence.

                  (c) SURVIVAL OF REPRESENTATIONS. All covenants and agreements made herein shall survive the Closing through all applicable statutes of limitation. All covenants and agreements by or on behalf of the parties hereto that are contained or incorporated in this Agreement shall bind and inure to the benefit of the successors and assigns of all parties hereto.

                  (d) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

                  (e) AMENDMENT. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

                  (f) CHOICE OF LAW. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Florida (except insofar as District of Columbia and Delaware law shall govern the Merger and the corporate actions of the parties contemplated hereby).

                  (g) HEADINGS. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this agreement.

                  (h) CONSTRUCTION. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

                  (i) EFFECT OF WAIVER. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

                  (j) SEVERABILITY. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (k) ENFORCEMENT. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party's request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

                  (l) BINDING NATURE. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

                  (m) NO THIRD-PARTY BENEFICIARIES. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

                  (n) EXPENSES. All expenses incident to the preparation of documents for, and closing of, the Merger will be borne by MTV.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                    HEMOKINETICS, INC.


                                    By:    /S/ EDWARD G. GREGER
                                         ------------------------
                                         Edward G. Greger. M.D., President


                                    MEDICAL TECHNOLOGY VENTURES, INC.


                                    By:   /S/ GIL DORLAND
                                         ----------------------
                                         Gil Dorland, President

List of Schedules:

Schedule 3(d)     - MTV Financial Statements
Schedule 4(c)     - Hemokinetics Financial Statements

                                                                       EXHIBIT B

================================================================================
                  OPINION OF ENGLISH, MCCAUGHAN & O'BRYAN, P.A.

                     ENGLISH, MCCAUGHAN & O'BRYAN LETTERHEAD

GERALD W. GRITTER

                                                              September __, 2000

Medical Technology Ventures, Inc.
1133 West Ocean Drive
P.O. Box 510-099
Key Colony Beach, FL 33051

         Re:      FORM S-4 REGISTRATION STATEMENT
                  -------------------------------

Gentlemen:

         We have acted as counsel to Medical Technology Ventures, Inc., a Delaware corporation (the "Company") in connection with its Registration Statement on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act") relating to the solicitation of proxies in connection with the proposed merger of Hemokinetics, Inc., a District of Columbia corporation ("Hemo") with and into the Company (the "Merger"), whereby a certain number of the shares of the Company's $.001 par value common stock ("Merger Shares") will be exchanged for all of the issued and outstanding shares of the common stock of Hemo.

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Company's Restated Certificate of Incorporation, the By-Laws of the Company and the Merger Agreement dated September ____, 2000 (the "Merger Agreement").

         Based on the foregoing, we are of the opinion that, the Merger Shares when issued in connection with the terms of the Merger Agreement will be legally and validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion in connection with the Company's proxy statement/prospectus and the inclusion hereof as an exhibit hereto. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Merger Agreement or the Merger Shares issuable under such Merger Agreement.

                                Very truly yours,

                                ENGLISH, MCCAUGHAN & O'BRYAN, P.A.

                                By /s/ Gerald Gritter

                                                                       EXHIBIT C

================================================================================


               SECTION 29-373 OF THE DISTRICT OF COLUMBIA BUSINESS
                                 CORPORATION ACT

ss.29-373. RIGHTS OF DISSENTING SHAREHOLDERS.

(a) If a shareholder of a corporation which is a party to a merger or consolidation shall file with the corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to the plan of merger or consolidation, and shall not vote in favor of the plan, and the shareholder, within 20 days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his or her shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to the shareholder the fair value of the shares forthwith, in the case of holders of uncertificated shares, or upon surrender of the certificate or certificates representing the shares, in the case of holders of shares represented by certificates. Such a demand shall state the number and class of the shares owned by the dissenting shareholder. Any shareholder failing to make demand within the 20-day period shall be bound by the terms of the merger or consolidation.

(b) If within 30 days after the date on which the merger or consolidation was effected the value of the shares is agreed upon between the dissenting shareholder and the surviving or new corporation payment therefor shall be made within 90 days after the date on which the merger or consolidation was effected, in the case of holders of uncertificated shares, or upon surrender of the certificate or certificates representing the shares, in the case of holders of shares represented by certificates. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares of the corporation.

(c) If within the period of 30 days the shareholder and the surviving or new corporation do not agree, the dissenting shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the District of Columbia asking for a finding and determination of the fair value of the shares, and shall be entitled to judgment against the surviving or new corporation for the amount of the fair value as of the day prior to the date on which the vote was taken approving the merger or consolidation, together with interest at the rate of 5% per annum. to the date of the judgment. The judgment shall be payable forthwith, in the case of holders of uncertificated shares, or upon surrender of the certificate or certificates representing the shares to the surviving or new corporation, in the case of holders of shares represented by certificates. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares or in the surviving or new corporation. The shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file the petition within the time herein limited, the shareholder and all persons claiming under him or her shall be bound by the terms of the merger or consolidation.

(d) The right of a dissenting shareholder to be paid the fair value of his or her shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                                                      EXHIBIT D

================================================================================

                                "Form of Proxy"

                       [To be included in amended filing]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Restated Certificate of Incorporation and By-laws of the Registrant filed as Exhibits 3.1 and 3.2 hereto provide that the Registrant shall indemnify any person to the fullest extent permitted by the Delaware General Corporation Law. ( the "DGCL").

         In accordance with Section 102(a)(7) of the DGCL, the Restated Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Regristrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain exceptions set forth in
Section 102(a)(7).

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

         (A) Exhibits

         The following Exhibits are filed as part of this Registration
Statement:

Exhibit
NUMBER                                      DESCRIPTION OF EXHIBITS
------                                      -----------------------

2                 Plan of Merger, dated as of September __, 2000 by and among the Registrant and
                  Hemokinetics, Inc.(included in the Proxy Statement/Prospectus as Exhibit A)

3.1               Certificate of Incorporation of Registrant

3.2               Restated Certificate of Incorporation of the Registrant

3.3               By-laws of the Registrant

5.1               Opinion of English, McCaughan & O'Bryan, P.A.

10.1*             Form of Proxy (included in the Proxy Statement/Prospectus as Exhibit D)

23.1              Consent of Weinberg & Company, P.A. re: Medical Technology Ventures, Inc.

23.2              Consent of Weinberg & Company, P.A. re: Hemokinetics, Inc.

23.3              Consent of English, McCaughan & O,Bryan, P.A. (see Exhibit 5.1)

27.1              Financial Data Schedule for the Fiscal Year Ended December 31, 1999

27.2              Financial Data Schedule for the Four Months Ended April 30, 2000

         (b)      Financial Statement Schedules
                  None required.

         (c)      Reports, Opinions or Appraisals
                  None required.

* To be included in amended filing of Proxy Statement/Prospectus

ITEM 22. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any additional or changed material information on the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Lauderdale, State of Florida on this ____ day of September, 2000.

                                   MEDICAL TECHNOLOGY VENTURES, INC.


                                   By:              /S/ EDWARD GREGER
                                       -----------------------------------------
                                                        Edward Greger
                                            Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the ______ day of September, 2000.

        /S/ EDWARD GREGER                            Chairman of the Board and Chief Executive Officer
        -----------------                            (Principal Executive Officer and Principal Accounting
         Edward Greger                               Officer)

       /S/ GIL DORLAND                               President and Director
       ---------------
         Gil Dorland

      /S/ WILLIAM REGELSEN                           Director
      ---------------------
         William Regelson, M.D.

      /S/ RONALD ANDERSON                            Director
      -------------------
         Ronald Anderson

                                    EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBITS
------                             -----------------------

2 Plan of Merger, dated as of September __, 2000 by and among the Registrant and Hemokinetics, Inc.(included in the Proxy
                  Statement/Prospectus as Exhibit A)

3.1               Certificate of Incorporation of Registrant

3.2               Restated Certificate of Incorporation of the Registrant

3.3               By-laws of the Registrant

5.1               Opinion of English, McCaughan & O'Bryan, P.A.

10.1* Form of Proxy (included in the Proxy Statement/Prospectus as Exhibit D)

23.1              Consent of Weinberg & Company, P.A. re: Medical Technology
                  Ventures, Inc.

23.2              Consent of Weinberg & Company, P.A. re: Hemokinetics, Inc.

23.3              Consent of English, McCaughan & O'Bryan, P.A. (see Exhibit 5.1)

27.1              Financial Data Schedule for the Fiscal Year Ended December 31, 1999

27.2              Financial Data Schedule for the Four Months Ended April 30, 2000


* To be included in amended filing of Proxy Statement/Prospectus